Exhibit 99.2

MBIA INSURANCE CORPORATION

AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

As of March 31, 2011 and December 31, 2010

and for the periods ended March 31, 2011 and 2010

MBIA INSURANCE CORPORATION

AND SUBSIDIARIES

INDEX

PAGE
Consolidated Balance Sheets – March 31, 2011 and December 31, 2010 (Unaudited)	1

Consolidated Statements of Operations – Three months ended March 31, 2011 and 2010 (Unaudited)	2

Consolidated Statement of Changes in Shareholder’s Equity – Three months ended March 31, 2011 (Unaudited)	3

Consolidated Statements of Cash Flows – Three months ended March 31, 2011 and 2010 (Unaudited)	4

Notes to Consolidated Financial Statements (Unaudited)	5-57

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands except share and per share amounts)

	March 31, 2011	December 31, 2010
Assets
Investments:
Fixed-maturity securities held as available-for-sale, at fair value (amortized cost $1,147,394 and $1,497,527)	$1,129,965	$1,503,356
Investments carried at fair value (amortized cost $1,385 and $822)	1,456	822
Short-term investments, at fair value (amortized cost $808,916 and $672,601)	810,117	674,460
Other investments (includes investments at fair value of $10,232 and $9,803)	11,312	11,030

Total	1,952,850	2,189,668

Cash and cash equivalents	73,310	229,062
Secured loan	800,000	975,000
Accrued investment income	14,605	21,193
Premiums receivable	1,569,844	1,588,999
Deferred acquisition costs	732,395	764,272
Prepaid reinsurance premiums	1,933,039	1,988,771
Insurance loss recoverable	2,637,589	2,531,494
Reinsurance recoverable on paid and unpaid losses	212,187	229,764
Property and equipment, at cost (less accumulated depreciation of $57,183 and $59,917)	3,591	4,479
Receivable for investments sold	1,624	1,627
Derivative assets	9,519	9,632
Current income taxes	21,088	20,282
Deferred income taxes, net	1,459,321	881,640
Other assets	52,721	65,518
Assets of consolidated VIE’s:
Cash	710,098	763,780
Investments held-to-maturity, at amortized cost (fair value $2,691,749 and $2,635,957)	2,840,000	2,840,000
Fixed-maturity securities at fair value	5,321,010	5,113,227
Loans receivable at fair value	2,327,126	2,183,365
Loan repurchase commitments	866,572	835,047
Derivative assets	715,301	829,319
Other assets	2,180	1,581

Total assets	$24,255,970	$24,067,720

Liabilities and Shareholders’ Equity
Liabilities:
Unearned premium revenue	$3,377,750	$3,470,192
Loss and loss adjustment expense reserves	1,009,971	1,129,358
Reinsurance premiums payable	384,683	389,749
Long-term debt	952,655	952,655
Deferred fee revenue	591,445	610,393
Payable for investments purchased	1,058	82
Derivative liabilities	5,886,623	4,504,978
Other liabilities	137,091	173,792
Liabilities of consolidated VIE’s:
Variable interest entity notes (includes financial instruments carried at fair value $7,034,097 and $6,714,172)	9,841,134	9,521,208
Derivative liabilities	1,910,065	2,104,242
Other liabilities	1,777	-

Total liabilities	24,094,252	22,856,649

Commitments and contingencies (See Note 11)

Shareholders’ Equity:
Series A non-cumulative perpetual preferred stock, par value $1,000 per share, liquidation value $100,000 per share, authorized - 4,000, issued and outstanding - 2,759	27,598	27,598
Common stock, par value $220.80 per share; authorized, issued and outstanding - 67,936 shares	15,000	15,000
Additional paid-in capital	981,092	983,795
Retained earnings	(876,676)	166,401
Accumulated other comprehensive income (loss), net of deferred income tax of $1,390 and $5,562	14,704	18,277

Total shareholders’ equity	161,718	1,211,071

Total liabilities and shareholders’ equity	$24,255,970	$24,067,720

The accompanying notes are an integral part of the consolidated financial statements.

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands except per share amounts)

	Three Months Ended March 31,
	2011	2010
Revenues:
Premiums earned:
Scheduled premiums earned	$67,160	$67,063
Refunding premiums earned	62	4,241

Premiums earned (net of ceded premiums of $56,155, and $72,997)	67,222	71,304
Net investment income	30,062	32,638
Fees and reimbursements	22,039	124,278
Change in fair value of insured derivatives:
Realized gains (losses) and other settlements on insured derivatives	(354,286)	(34,085)
Unrealized gains (losses) on insured derivatives	(1,383,440)	(2,235,795)

Net change in fair value of insured derivatives	(1,737,726)	(2,269,880)
Net gains (losses) on financial instruments at fair value and foreign exchange	32,763	2,239
Other net realized gains (losses)	951	-
Revenues of consolidated VIE’s:
Net investment income	13,141	10,380
Net gains (losses) on financial instruments at fair value and foreign exchange	37,757	129,805
Other net realized gains (losses)	-	(74,248)

Total revenues	(1,533,791)	(1,973,484)

Expenses:
Losses and loss adjustment	(39,498)	188,504
Amortization of deferred acquisition costs	33,063	48,422
Operating	34,335	24,740
Interest	33,528	34,737
Expenses of consolidated VIE’s:
Operating	10,618	6,342
Interest	10,524	10,380

Total expenses	82,570	313,125

Income (loss) before income taxes	(1,616,361)	(2,286,609)

Provision (benefit) for income taxes	(573,284)	(812,940)
Equity in net income (loss) of affiliates	-	(8)

Net income (loss)	$(1,043,077)	$(1,473,677)

The accompanying notes are an integral part of the consolidated financial statements.

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (Unaudited)

For The Three Months Ended March 31, 2011

(In thousands except share amounts)

	Preferred Stock		Common Stock		Additional Paid-in	Retained	Accumulated Other Comprehensive	Total Shareholders’
	Shares	Amount	Shares	Amount	Capital	Earnings	Income (Loss)	Equity

Balance, December 31, 2010	2,759	$27,598	67,936	$15,000	$983,795	$166,401	$18,277	$1,211,071

Comprehensive income:
Net income (loss):	-	-	-	-	-	(1,043,077)	-	(1,043,077)
Other comprehensive income:
Change in unrealized appreciation of investments net of deferred tax provision of $5,384	-	-	-	-	-	-	31,815	31,815
Change in foreign currency translation net of deferred tax of benefit of $631	-	-	-	-	-	-	(35,388)	(35,388)

Other comprehensive income								(3,573)

Total comprehensive income								(1,046,650)

Share-based compensation net of deferred tax provision of $3,072	-	-	-	-	(2,703)	-	-	(2,703)

Balance, March 31, 2011	2,759	$27,598	67,936	$15,000	$981,092	$(876,676)	$14,704	$161,718

							2011
Disclosure of reclassification amount:
Change in unrealized gains and losses on investments arising during the period, net of taxes							$49,086
Reclassification adjustment, net of taxes							(17,271)

Change in net unrealized gains and losses and other-than-temporary impairment losses, net of taxes							$31,815

The accompanying notes are an integral part of the consolidated financial statements.

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)

	Three Months Ended March 31,
	2011	2010
Cash flows from operating activities:
Net (loss) income	$(1,043,077)	$(1,473,677)
Adjustments to reconcile net (loss) income to net cash used by operating activities:
Amortization of bond premiums, net	(10,309)	(9,656)
Decrease in accrued investment income	6,588	3,097
Decrease in premiums receivable	25,072	97,156
Decrease in deferred acquisition costs	31,877	55,430
Decrease in unearned premium revenue	(100,675)	(99,816)
Decrease in prepaid reinsurance premiums	55,732	125,678
Decrease in reinsurance premiums payable	(5,066)	(52,781)
(Decrease) increase in loss and loss adjustment expense reserves	(119,387)	38,088
Decrease (increase) in reinsurance recoverable on paid and unpaid losses	17,577	(33,499)
Increase in insurance loss recoverable	(104,708)	(108,484)
Decrease in receivable from affiliates	14,352	31,056
Decrease in payable to reinsurers on recoverables	(1,842)	-
Depreciation	768	1,540
Increase in accounts receivable	(258)	(729)
Decrease in accrued expenses	(40,380)	(105,853)
Decrease in deferred fee revenue	(18,948)	(22,807)
Other net realized (gains) losses	(951)	74,248
Unrealized losses on insured derivatives	1,383,440	2,235,795
Net (gains) losses on financial instruments at fair value and foreign exchange	(70,520)	(132,044)
(Increase) decrease in current income taxes	(3,878)	66,338
Deferred income taxes	(570,899)	(846,226)
Share-based compensation	369	(675)
Other operating	6,841	6,792

Total adjustments to net (loss) income	494,795	1,322,648

Net cash used by operating activities	(548,282)	(151,029)

Cash flows from investing activities:
Purchase of fixed-maturity securities	(228,003)	(6,378,577)
Increase in payable for investments purchased	2,154	22,855
Sale of fixed-maturity securities	502,313	6,633,448
Decrease in receivable for investments sold	3	2,292
Decrease in loans receivable	84,330	77,319
Repayments for secured loan	175,000	145,000
Redemptions of fixed-maturity securities	104,147	-
Redemptions of held-to-maturity investments	-	171,593
Purchases of short-term investments, net	(6,796)	-
(Purchases) sales of other investments, net	(223)	874
Consolidation and deconsolidation of variable interest entities	-	479,490
Capital expenditures	(304)	(390)
Disposals of fixed assets	-	65,017

Net cash provided by investing activities	632,621	1,218,921

Cash flows from financing activities:
Principal paydown of variable interest entity notes	(293,773)	(396,295)
Repayment of long-term debt	-	(185,761)
Dividends paid on preferred shares	-	(1,005)

Net cash used by financing activities	(293,773)	(583,061)

Net (decrease) increase in cash and cash equivalents	(209,434)	484,831
Cash and cash equivalents - beginning of period	992,842	594,218

Cash and cash equivalents - end of period	$783,408	$1,079,049

Supplemental cash flow disclosures:
Income taxes refunded	$-	$(30,495)
Interest paid:
Long-term debt	$66,686	$68,097
Variable interest entity notes	85,089	78,540
Non cash items:
Share-based compensation	$369	$727
Sale of fixed assets	428	-

The accompanying notes are an integral part of the consolidated financial statements.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 1: Businesses, Developments, Risks and Uncertainties

Summary

MBIA Insurance Corporation is a wholly owned subsidiary of MBIA Inc. (“MBIA”). The guarantees of MBIA Insurance Corporation and its subsidiaries, (“MBIA Corp.”) insure structured finance and asset-backed obligations, privately issued bonds used for the financing of public purpose projects, which are primarily located outside of the United States (“U.S.”) and that include toll roads, bridges, airports, public transportation facilities, utilities and other types of infrastructure projects serving a substantial public purpose, and obligations of sovereign and sub-sovereign issuers. Structured finance and asset-backed securities (“ABS”) typically are securities repayable from expected cash flows generated by a specified pool of assets, such as residential and commercial mortgages, insurance policies, consumer loans, corporate loans and bonds, trade and export receivables, leases for equipment, aircraft and real property.

Business Developments

MBIA Corp. has been unable to write meaningful amounts of new insurance business since 2008 and does not expect to write significant new business prior to an upgrade of its credit ratings. As of March 31, 2011, MBIA Insurance Corporation was rated B with a negative outlook by Standard & Poor’s Financial Services LLC (“S&P”) and B3 with a negative outlook by Moody’s Investors Service, Inc. (“Moody’s”).

During the first quarter of 2011, MBIA Corp. continued to seek to reduce both the absolute amount and the volatility of its liabilities and insured exposure through commutations of insurance policies. Additionally, in the first quarter of 2011, MBIA Corp. undertook actions to mitigate declines in the liquidity of MBIA Corp. The impact of these actions has been to mitigate erosion and reduce volatility in statutory capital and preserve liquidity. MBIA Corp. had statutory capital of $2.7 billion as of March 31, 2011 and December 31, 2010. MBIA Corp. ended the first quarter of 2011 with $927 million in liquid assets, after claim payments and commutations of insured derivatives, compared with $1.2 billion as of December 31, 2010. Continued positive trends in the U.S. economy, including a decline in the pace at which delinquencies increase in troubled real estate sectors and improvements in asset values, have also contributed to the preservation and stabilization of capital and liquidity in MBIA Corp. during the first quarter of 2011.

Risks and Uncertainties

MBIA Corp.’s consolidated financial statements include estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. The outcome of certain significant risks and uncertainties could cause MBIA Corp. to revise its estimates and assumptions or could cause actual results to differ from MBIA Corp.’s estimates. Significant risks and uncertainties that could affect amounts reported in MBIA Corp.’s consolidated financial statements in future periods include, but are not limited to, the following:

•

If the economy weakens, commercial real estate values decline and commercial real estate servicer behavior does not continue to mitigate potential or actual credit losses in line with current trends, MBIA Corp. could incur substantial additional losses in that sector. As of March 31, 2011, MBIA Corp. had commercial mortgage-backed securities (“CMBS”) pool and commercial real estate (“CRE”) collateralized debt obligation (“CDO”) insured par exposure of approximately $33.5 billion and $7.3 billion, respectively, excluding approximately $4.0 billion of CRE loan pools, primarily comprising European assets. Refer to “Note 5: Loss and Loss Adjustment Expense Reserves” for information about MBIA Corp.’s estimate of CMBS credit impairments.

•

While incurred losses from insured residential mortgage-backed securities (“RMBS”) have declined from their peaks, they could ultimately be in excess of MBIA Corp.’s current estimated loss reserves. Refer to “Note 5: Loss and Loss Adjustment Expense Reserves” for information about MBIA Corp.’s RMBS loss reserves.

•

While MBIA Corp. has settled a substantial part of its insured ABS CDO exposure at levels within its statutory loss reserves related to those exposures, further economic stress might cause increases in its loss estimates.

•

MBIA Corp.’s efforts to recover losses from the second-lien securitization originators could be delayed, settled at amounts below its contractual claims, or potentially settled at amounts below those recorded on its consolidated balance sheets prepared under statutory accounting principles and accounting principles generally accepted in the United States of America (“GAAP”). Refer to “Note 5: Loss and Loss Adjustment Expense Reserves” for information about MBIA Corp.’s RMBS loss recoveries.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 1: Businesses, Developments, Risks and Uncertainties (continued)

•

MBIA Corp.’s recent financial results have been volatile, which has impacted management’s ability to accurately project future taxable income. Insurance losses incurred beyond those currently projected may cause MBIA Corp. to record allowances against some or all of its deferred tax assets. Refer to “Note 10: Income Taxes” for information about MBIA Corp.’s deferred tax assets.

•

In the event the economy and the markets to which MBIA Corp. is exposed do not improve, or decline, the unrealized losses on insured credit derivatives could increase, causing additional stress in MBIA Corp.’s reported financial results. In addition, volatility in the relationship between MBIA Corp.’s credit spreads and those on underlying collateral assets of insured credit derivatives can create significant unrealized gains and losses in MBIA Corp.’s reported results of operations. Refer to “Note 6: Fair Value of Financial Instruments” for information about MBIA Corp.’s valuation of insured credit derivatives.

While MBIA Corp. believes it continues to have sufficient capital and liquidity to meet all of its obligations for the foreseeable future, if one or more possible adverse outcomes were to be realized, its statutory capital, financial position, results of operations and cash flows could be materially and adversely affected. Statutory capital, defined under statutory accounting principles as policyholders’ surplus and contingency reserves, is a key measure of an insurance company’s financial condition under insurance laws and regulations. Failure to maintain adequate levels of statutory surplus and total statutory capital could lead to intervention by MBIA Corp.’s insurance regulators in its operations and constitute an event of default under certain of MBIA Corp.’s contracts, thereby materially and adversely affecting MBIA Corp.’s financial condition and results of operations.

Liquidity

As a financial services company, MBIA Corp. has been materially adversely affected by conditions in global financial markets. Current conditions and events in these markets have created substantial liquidity risk for MBIA Corp.

In order to manage liquidity risk, MBIA Corp. maintains a liquidity risk management framework with the primary objective of monitoring potential liquidity constraints in its asset and liability portfolios and guide the proactive matching of liquidity resources to needs. MBIA Corp.’s liquidity risk management framework seeks to monitor its cash and liquid asset resources using stress-scenario testing. Members of MBIA Corp.’s senior management meet regularly to review liquidity metrics, discuss contingency plans and establish target liquidity cushions on an enterprise-wide basis.

As part of its liquidity risk management framework, MBIA Corp. seeks to evaluate and manage liquidity. There are legal, regulatory and other limitations on MBIA Corp.’s ability to utilize the liquidity resources within the overall enterprise. Unexpected loss payments arising from ineligible mortgage loans in securitizations that MBIA Corp. has insured, dislocation in the global financial markets, the overall economic downturn in the U.S., and the loss of MBIA Corp.’s triple-A insurance financial strength ratings in 2008 significantly increased the liquidity needs and decreased the financial flexibility. MBIA Corp. continued to satisfy all of its payment obligations and MBIA Corp. believes that it has adequate resources to meet its ongoing liquidity needs in both the short-term and the long-term. However, MBIA Corp. could face additional liquidity pressure in all of its operations and businesses through increased liquidity demands or a decrease in its liquidity supply if (i) loss payments on MBIA Corp.’s insured transactions were to rise significantly, including due to ineligible mortgage loans in securitizations that MBIA Corp. has insured, (ii) market or adverse economic conditions persist for an extended period of time or worsen, (iii) MBIA Corp. is unable to sell assets at values necessary to satisfy payment obligations or is unable to access new capital through the issuance of equity or debt, (iv) MBIA Corp. experiences an unexpected acceleration of payments required to settle liabilities or (v) MBIA Corp. is unable to collect or is delayed in collecting on its contract claim recoveries related to ineligible mortgage loans in securitizations. These pressures could arise from exposures beyond its residential mortgage-related stress, which to date has been the main cause of stress.

The references herein to “ineligible” mortgage loans refers to those mortgages that MBIA Corp. believes failed to comply with the representations and warranties made by the sellers/servicers of the securitizations to which those mortgages were sold with respect to such mortgages, including failure to comply with the related underwriting criteria, based on MBIA Corp.’s assessment, which included information provided by third-party review firms, of such mortgages’ compliance with such representations and warranties. MBIA Corp.’s assessment of the ineligibility of individual mortgages could be challenged/disputed by the sellers/servicers of the securitizations in litigation and there is no assurance that MBIA Corp.’s determinations will prevail.

Note 2: Significant Accounting Policies

MBIA Corp. has disclosed its significant accounting policies in “Note 2: Significant Accounting Policies” in the Notes to Consolidated Financial Statements included in Exhibit 99.3 to MBIA Inc.’s Annual Report on Form 10-K for the fiscal year ended

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 2: Significant Accounting Policies (continued)

December 31, 2010. The following significant accounting policies provide an update to those included under the same captions in Exhibit 99.3 to MBIA Inc.’s Annual Report on Form 10-K.

Basis of Presentation

The accompanying unaudited interim consolidated financial statements do not include all of the information and disclosures required by GAAP for annual periods. These statements should be read in conjunction with MBIA Corp.’s consolidated financial statements and notes thereto included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2010. The accompanying consolidated financial statements have not been audited by an independent registered public accounting firm in accordance with the standards of the Public Company Accounting Oversight Board (United States), but in the opinion of management such financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for the fair statement of MBIA Corp.’s consolidated financial position and results of operations.

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. As additional information becomes available or actual amounts become determinable, the recorded estimates are revised and reflected in operating results. Actual results could differ from those estimates.

The results of operations for the three months ended March 31, 2011 may not be indicative of the results that may be expected for the year ending December 31, 2011. The December 31, 2010 balance sheet was derived from audited financial statements, but does not include all disclosures required by GAAP for annual periods. Certain amounts have been reclassified in prior years’ financial statements to conform to the current presentation. This includes the reclassification of gains and losses from sales of investment securities to “Net gains (losses) on financial instruments at fair value and foreign exchange” from the previously reported line “Net realized gains (losses)” on MBIA Corp.’s consolidated statements of operations. Such reclassification of gains and losses from sales of investment securities had no impact on total revenues, expenses, assets, liabilities, or stockholders’ equity for all periods presented.

In addition, MBIA Corp. has evaluated all subsequent events as of May 10, 2011, the date of issuance of the consolidated financial statements, for inclusion in MBIA Corp.’s consolidated financial statements and/or accompanying notes.

Note 3: Recent Accounting Pronouncements

Recently Adopted Accounting Standards

Improving Disclosures about Fair Value Measurements (Accounting Standards Update 2010-06)

In January 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2010-06, “Fair Value Measurements and Disclosures (Topic 820)—Improving Disclosures about Fair Value Measurements,” to require additional disclosures about transfers into and out of Levels 1 and 2 and separate disclosures about purchases, sales, issuances, and settlements relating to Level 3 measurements. The standard also clarifies existing disclosures about the level of disaggregation, valuation techniques and inputs to fair value measurements. MBIA Corp. adopted this standard as of the first quarter of 2010 except for the requirement to provide the Level 3 activity of purchases, sales, issuances and settlements on a gross basis, which was adopted in the first quarter of 2011. As this standard only affects disclosures related to fair value, the adoption of this standard did not affect MBIA Corp.’s consolidated balance sheets, results of operations, or cash flows. Refer to “Note 6: Fair Value of Financial Instruments” for these disclosures.

Refer to the notes to Consolidated Financial Statements included in Exhibit 99.3 to MBIA Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for further information regarding the effects of recently adopted accounting standards on prior year financials.

Recent Accounting Developments

Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts (ASU 2010-26)

In October 2010, the FASB issued ASU 2010-26, “Financial Services – Insurance (Topic 944)—Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts.” This amendment specifies which costs incurred in the acquisition of new and renewal insurance contracts should be capitalized. The new guidance is effective for MBIA Corp. beginning January 1, 2012 with early adoption as of January 1, 2011 permitted. MBIA Corp. did not early adopt the guidance as of January 1, 2011. The adoption of this standard will not have a material effect on the MBIA Corp.’s consolidated balance sheet, results of operations, or cash flows.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 4: Variable Interest Entities

MBIA Corp. provides credit enhancement services to issuers of obligations that may involve issuer-sponsored special purpose entities (“SPEs”). An SPE may be considered a variable interest entity (“VIE”) to the extent the SPE’s total equity at risk is not sufficient to permit the SPE to finance its activities without additional subordinated financial support or if its equity investors lack any one of the following characteristics (i) the power to direct the activities of the SPE that most significantly impact the entity’s economic performance, or (ii) the obligation to absorb the expected losses of the entity or the right to receive the expected residual returns of the entity. A holder of a variable interest or interests in a VIE is required to assess whether it has a controlling financial interest, and thus is required to consolidate the entity as primary beneficiary. An assessment of a controlling financial interest identifies the primary beneficiary as the variable interest holder that has both of the following characteristics (i) the power to direct the activities of the VIE that most significantly impact the entity’s economic performance, and (ii) the obligation to absorb losses of the entity or the right to receive benefits from the entity that could potentially be significant to the VIE. The primary beneficiary is required to consolidate the VIE. An ongoing reassessment of controlling financial interest is required to be performed based on any substantive changes in facts and circumstances involving the VIE and its variable interests.

MBIA Corp. evaluates issuer-sponsored SPEs initially to determine if an entity is a VIE, and is required to reconsider its initial determination if certain events occur. For all entities determined to be VIEs, MBIA Corp. performs an ongoing reassessment to determine whether its guarantee to provide credit protection on obligations issued by VIEs provides MBIA Corp. with a controlling financial interest. Based on its ongoing reassessment of controlling financial interest, MBIA Corp. determines whether a VIE is required to be consolidated or deconsolidated.

MBIA Corp. makes its determination for consolidation based on a qualitative assessment of the purpose and design of a VIE, the terms and characteristics of variable interests of an entity, and the risks a VIE is designed to create and pass through to holders of variable interests. MBIA Corp. generally provides credit protection on obligations issued by VIEs, and holds certain contractual rights according to the purpose and design of a VIE. MBIA Corp. may have the ability to direct certain activities of a VIE depending on facts and circumstances, including the occurrence of certain contingent events, and these activities may be considered the activities of a VIE that most significantly impact the entity’s economic performance. MBIA Corp. generally considers its guarantee of principal and interest payments of insured obligations, given nonperformance by a VIE, to be an obligation to absorb losses of the entity that could potentially be significant to the VIE. At the time MBIA Corp. determines it has the ability to direct the activities of a VIE that most significantly impact the economic performance of the entity based on facts and circumstances, MBIA Corp. is deemed to have a controlling financial interest in the VIE and is required to consolidate the entity as primary beneficiary. MBIA Corp. performs an ongoing reassessment of controlling financial interest that may result in consolidation or deconsolidation of any VIE.

Nonconsolidated VIEs

The following tables present the total assets of nonconsolidated VIEs in which MBIA Corp. holds a variable interest as of March 31, 2011 and December 31, 2010. The following tables present MBIA Corp.’s maximum exposure to loss for nonconsolidated VIEs as well as the value of the assets and liabilities MBIA Corp. has recorded for its interest in these VIEs as of March 31, 2011 and December 31, 2010. MBIA Corp. has aggregated nonconsolidated VIEs based on the underlying credit exposure of the insured obligation. The nature of MBIA Corp.’s variable interests in nonconsolidated VIEs is related to financial guarantees and insured credit default swaps (“CDSs”) and any investments in obligations issued by nonconsolidated VIEs.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 4: Variable Interest Entities (continued)

The following table presents information related to nonconsolidated VIEs as of March 31, 2011:

	March 31, 2011
			Carrying Value of Assets			Carrying Value of Liabilities
In millions	VIE Assets	Maximum Exposure to Loss	Investments (1)	Premiums Receivable (2)	Insurance Loss Recoverable (3)	Unearned Premium Revenue (4)	Loss and Loss Adjustment Expense Reserves (5)	Derivative Liabilities (6)
Insurance:
Global structured finance:
Collateralized debt obligations	$30,589	$17,689	$110	$75	$-	$66	$-	$406
Mortgage-backed residential	54,180	17,901	81	95	2,368	93	497	5
Mortgage-backed commercial	5,652	3,171	-	2	-	2	-	-
Consumer asset-backed	10,799	6,142	18	29	-	29	17	-
Corporate asset-backed	35,917	20,765	333	308	4	324	-	-

Total global structured finance	$137,137	$65,668	$542	$509	$2,372	$514	$514	$411
Global public finance	43,612	23,726	-	227	-	283	-	-

Total insurance	$180,749	$89,394	$542	$736	$2,372	$797	$514	$411

(1) - Reported within “Investments” on MBIA Corp.’s consolidated balance sheets.

(2) - Reported within “Premiums receivable” on MBIA Corp.’s consolidated balance sheets.

(3) - Reported within “Insurance loss recoverable” on MBIA Corp.’s consolidated balance sheets.

(4) - Reported within “Unearned premium revenue” on MBIA Corp.’s consolidated balance sheets.

(5) - Reported within “Loss and loss adjustment expense reserves” on MBIA Corp.’s consolidated balance sheets.

(6) - Reported within “Derivative liabilities” on MBIA Corp.’s consolidated balance sheets.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 4: Variable Interest Entities (continued)

The following table presents information related to nonconsolidated VIEs as of December 31, 2010:

	December 31, 2010
			Carrying Value of Assets			Carrying Value of Liabilities
In millions	VIE Assets	Maximum Exposure to Loss	Investments (1)	Premiums Receivable (2)	Insurance Loss Recoverable (3)	Unearned Premium Revenue (4)	Loss and Loss Adjustment Expense Reserves (5)	Derivative Liabilities (6)
Insurance:
Global structured finance:
Collateralized debt obligations	$30,628	$18,068	$126	$78	$-	$68	$-	$360
Mortgage-backed residential	56,828	18,494	71	95	2,270	93	598	3
Mortgage-backed commercial	5,547	3,138	-	2	-	2	-	-
Consumer asset-backed	11,709	6,780	19	30	-	29	-	-
Corporate asset-backed	42,380	22,468	246	325	5	340	-	-

Total global structured finance	$147,092	$68,948	$462	$530	$2,275	$532	$598	$363
Global public finance	42,370	21,201	-	225	-	280	-	-

Total insurance	$189,462	$90,149	$462	$755	$2,275	$812	$598	$363

(1) - Reported within “Investments” on MBIA Corp.’s consolidated balance sheets.

(2) - Reported within “Premiums receivable” on MBIA Corp.’s consolidated balance sheets.

(3) - Reported within “Insurance loss recoverable” on MBIA Corp.’s consolidated balance sheets.

(4) - Reported within “Unearned premium revenue” on MBIA Corp.’s consolidated balance sheets.

(5) - Reported within “Loss and loss adjustment expense reserves” on MBIA Corp.’s consolidated balance sheets.

(6) - Reported within “Derivative liabilities” on MBIA Corp.’s consolidated balance sheets.

The maximum exposure to losses as a result of MBIA Corp.’s variable interest in the VIE is represented by insurance in force. Insurance in force is the maximum future payments of principal and interest, net of cessions to reinsurers, which may be required under commitments to make payments on insured obligations issued by nonconsolidated VIEs, assuming a full credit event occurs.

Consolidated VIEs

The carrying amounts of assets and liabilities of consolidated VIEs were $12.8 billion and $11.8 billion, respectively, as of March 31, 2011 and were $12.6 billion and $11.6 billion, respectively, as of December 31, 2010. The carrying amounts of assets and liabilities are presented separately in “Assets of consolidated variable interest entities” and “Liabilities of consolidated variable interest entities.” Additional VIEs are consolidated or deconsolidated based on an ongoing reassessment of controlling financial interest, when events occur or circumstances arise, and whether the ability to exercise rights that constitute power to direct activities of any VIEs are present according to the design and characteristics of these entities. MBIA Corp. recognized a $74 million pre-tax loss on initial consolidation of additional VIEs during the three month period ended March 31, 2010. No additional VIEs were consolidated or deconsolidated for the three months ended March 31, 2011, and there was no deconsolidation of VIEs for the three months ended March 31, 2010.

Holders of insured obligations of issuer-sponsored VIEs related to MBIA Corp. do not have recourse to the general assets of MBIA Corp. In the event of nonpayment of an insured obligation issued by a consolidated VIE, MBIA Corp. is obligated to pay principal and interest, when due, on the respective insured obligation only. MBIA Corp.’s exposure to consolidated VIEs is limited to the credit protection provided on insured obligations and any additional variable interests held by MBIA Corp.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 5: Loss and Loss Adjustment Expense Reserves

Loss and Loss Adjustment Expense Process

MBIA Corp.’s Insured Portfolio Management Division (“IPM”) monitors MBIA Corp.’s outstanding insured obligations with the objective of minimizing losses. IPM meets this objective by identifying issuers that, because of deterioration in credit quality or changes in the economic, regulatory or political environment, are at a heightened risk of defaulting on debt service of obligations insured by MBIA Corp. In such cases, IPM works with the issuer, trustee, bond counsel, servicer, underwriter and other interested parties in an attempt to alleviate or remedy the problem and avoid defaults on debt service payments. Once an obligation is insured, MBIA Corp. typically requires the issuer, servicer (if applicable) and the trustee to furnish periodic financial and asset-related information, including audited financial statements, to IPM for review. IPM also monitors publicly available information related to insured obligations. Potential problems uncovered through this review, such as poor financial results, low fund balances, covenant or trigger violations and trustee or servicer problems, or other events that could have an adverse impact on the insured obligation, could result in an immediate surveillance review and an evaluation of possible remedial actions. IPM also monitors and evaluates the impact on issuers of general economic conditions, current and proposed legislation and regulations, as well as state and municipal finances and budget developments.

Insured obligations are monitored periodically. The frequency and extent of such monitoring is based on the criteria and categories described below. Insured obligations that are judged to merit more frequent and extensive monitoring or remediation activities due to a deterioration in the underlying credit quality of the insured obligation or the occurrence of adverse events related to the underlying credit of the issuer are assigned to a surveillance category (“Caution List—Low,” “Caution List—Medium,” “Caution List—High,” or “Classified List”) depending on the extent of credit deterioration or the nature of the adverse events. IPM monitors insured obligations assigned to a surveillance category more frequently and, if needed, develops a remediation plan to address any credit deterioration.

MBIA Corp. does not establish any case basis reserves for insured obligations that are assigned to “Caution List—Low,” “Caution List—Medium,” or “Caution List—High.” In the event MBIA Corp. expects to pay a claim with respect to an insured transaction, it places the insured transaction on its “Classified List” and establishes a case basis reserve. The following provides a description of each surveillance category:

“Caution List—Low”—Includes issuers where debt service protection is adequate under current and anticipated circumstances. However, debt service protection and other measures of credit support and stability may have declined since the transaction was underwritten and the issuer is less able to withstand further adverse events. Transactions in this category generally require more frequent monitoring than transactions that do not appear within a surveillance category. IPM subjects issuers in this category to heightened scrutiny.

“Caution List—Medium”—Includes issuers where debt service protection is adequate under current and anticipated circumstances, although adverse trends have developed and are more pronounced than for “Caution List—Low.” Issuers in this category may have breached one or more covenants or triggers. These issuers are more closely monitored by IPM but generally take remedial action on their own.

“Caution List—High”—Includes issuers where more proactive remedial action is needed but where no defaults on debt service payments are expected. Issuers in this category exhibit more significant weaknesses, such as low debt service coverage, reduced or insufficient collateral protection or inadequate liquidity, which could lead to debt service defaults in the future. Issuers in this category have breached one or more covenants or triggers and have not taken conclusive remedial action. Therefore, IPM adopts a remediation plan and takes more proactive remedial actions.

“Classified List”—Includes all insured obligations where MBIA Corp. has paid a claim or where a claim payment is expected. It also includes insured obligations where a significant loss adjustment expense (“LAE”) payment has been made, or is expected to be made, to mitigate a claim payment. This may include property improvements, bond purchases and commutation payments. Generally, IPM is actively remediating these credits where possible, including restructurings through legal proceedings, usually with the assistance of specialist counsel and advisors.

In establishing case basis loss reserves, MBIA Corp. calculates the present value of probability-weighted estimated loss payments, net of estimated recoveries, using a discount rate equal to the risk-free rate applicable to the currency and the weighted average remaining life of the insurance contract as required by accounting principles for financial guarantee contracts. Yields on U.S. Treasury offerings are used to discount loss reserves denominated in U.S. dollars, which represent the majority of the loss reserves. Similarly, yields on foreign government offerings are used to discount loss reserves denominated in currencies other than the U.S. dollar. If MBIA Corp. were to apply different discount rates, its case basis reserves may have been higher or lower than those established as of March 31, 2011. For example, a higher discount rate applied to expected future payments would have decreased the amount of a case basis

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 5: Loss and Loss Adjustment Expense Reserves (continued)

reserve established by MBIA Corp. and a lower rate would have increased the amount of a reserve established by MBIA Corp. Similarly, a higher discount rate applied to potential future recoveries would have decreased the amount of a loss recoverable established by MBIA Corp. and a lower rate would have increased the amount of a loss recoverable established by MBIA Corp.

As of March 31, 2011, the majority of MBIA Corp.’s case basis reserves and insurance loss recoveries were related to insured RMBS transactions, which are discussed below. MBIA Corp.’s case basis reserves do not include estimated losses on policies insuring credit derivatives. Policies insuring credit derivative contracts are accounted for as derivatives and carried at fair value. Refer to “Note 6: Fair Value of Financial Instruments” for additional information about MBIA Corp.’s insured credit derivative contracts.

RMBS Case Basis Reserves and Recoveries

RMBS Reserves

MBIA Corp.’s RMBS case basis reserves as of March 31, 2011, which relate to RMBS backed by home equity lines of credit (“HELOCs”) and closed-end second mortgages (“CES”), were determined through a process called the “Roll Rate Methodology.” The Roll Rate Methodology is a multi-step process using a database of loan level information, a proprietary internal cash flow model and a commercially available model to estimate expected ultimate cumulative losses on insured bonds. The loss reserve estimates are based on a probability-weighted average of three scenarios of loan losses (base case, stress case and an additional stress case). In calculating ultimate cumulative losses, MBIA Corp. estimates the amount of loans that are expected to be “charged-off” (deemed uncollectible by servicers of the transactions) in the future. MBIA Corp. assumes that such charged-off loans have zero recovery values.

“Roll Rate” is defined as the probability that current loans become delinquent and that loans in the delinquent pipeline are charged-off. Generally, Roll Rates are calculated for the previous three months and averaged. MBIA Corp. assumes that the Roll Rate for 90+ day delinquent loans is 100% except for loans within the additional stress case scenario, where MBIA Corp. assumes a Roll Rate that is calculated using the actual observed average Roll Rate for 90+ day delinquent loans during the past twelve months. As of March 31, 2011, the Roll Rate used in MBIA Corp.’s additional stress case scenario was 97%. Roll Rates for 30-59 day delinquent loans and 60-89 day delinquent loans are calculated on a transaction specific basis. The Roll Rates are applied to the amounts in the respective delinquency buckets based upon delinquencies as of February 28, 2011 to estimate future losses from loans that are delinquent as of the current reporting period.

Roll Rates for loans that are current as of February 28, 2011 (“Current Roll to Loss”) are calculated on a transaction-specific basis. A proportion of loans reported current as of February 28, 2011 is assumed to become delinquent every month, at a Current Roll to Loss rate that persists at a high level for a time and subsequently starts to decline. A key assumption in the model is the period of time in which MBIA Corp. projects high levels of Current Roll to Loss to persist. In MBIA Corp.’s base case, MBIA Corp. assumes that the Current Roll to Loss begins to decline immediately and continues to decline over the next six months to 25% of their levels as of February 2011. In the stress case, the period of elevated delinquency and loss is extended by six months. In the additional stress case, MBIA Corp. assumes that the current trends in losses will remain through mid-2012, after which time they will revert to the base case. For example, as of February 28, 2011, if 10% of the loans are in the 30-59 day delinquent bucket, and recent performance suggests that 30% of those loans will be charged-off, the Current Roll to Loss for the transaction is 3%. In the base case, it is then assumed that the Current Roll to Loss will reduce linearly to 25% of its original value over the next six months (i.e., 3% will linearly reduce to 0.75% over the six months from March 2011 to September 2011). After that six-month period, MBIA Corp. further reduces the Current Roll to Loss to 0% by early 2014 with the expectation that the performing seasoned loans and an economic recovery will eventually result in loan performance reverting to historically low levels of default. In the model, MBIA Corp. assumes that all current loans that become delinquent are “charged-off” after six months of delinquency.

In addition, in MBIA Corp.’s loss reserve models for transactions secured by HELOCs, MBIA Corp. considers borrower draw and repayment rates. For HELOCs, the current three-month average draw rate is used to project future draws on the line. For HELOCs and transactions secured by fixed-rate CES, the three-month average conditional repayment rate is used to project voluntary principal repayments. The current loans generate excess spread which offsets the losses and reduces the payments. Cash flows also assume a constant basis spread between floating rate assets and floating rate insured debt obligations (the difference between Prime and LIBOR interest rates, minus any applicable fees). For all transactions, cash flow models consider allocations and other structural aspects of the transactions, including managed amortization periods, rapid amortization periods and claims against MBIA Corp.’s insurance policy consistent with such policy’s terms and conditions. For loans that remain current (not delinquent) throughout the projection period, MBIA Corp. assumes that voluntary prepayments occur at the average rate experienced in the most recent three-month period. In developing multiple loss scenarios, stress is applied by elongating the Current Roll to Loss rate for various periods, simulating a slower improvement in the transaction performance. The estimated net claims from the procedure above were discounted using a risk-

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 5: Loss and Loss Adjustment Expense Reserves (continued)

free rate to a net present value reflecting MBIA Corp.’s general obligation to pay claims over time and not on an accelerated basis. The above assumptions represent MBIA Corp.’s best estimates of how transactions will perform over time.

MBIA Corp. monitors portfolio performance on a monthly basis against projected performance, reviewing delinquencies, Roll Rates, and prepayment rates (including voluntary and involuntary). In the event of a material deviation in actual performance from projected performance, MBIA Corp. would increase or decrease the case basis reserves accordingly. If actual performance were to remain at the peak levels MBIA Corp. is modeling for six months longer than in the probability-weighted outcome, the addition to the case basis reserves before considering potential recoveries would be approximately $230 million.

Since the third quarter of 2009, paid claims in each month have been somewhat below that projected in MBIA Corp.’s model. MBIA Corp. has not modified its expectations to reflect this lower paid claims rate. The difference between actual and projected paid claims has not been significant.

MBIA Corp. employs a similar approach to alternative A-paper (“Alt-A”) transactions with limited exceptions. The three major exceptions are: 1) the timelines to charge-off depend on the delinquency bucket of a loan (e.g., a loan in the real estate owned bucket is on average liquidated more quickly than a loan in the foreclosure bucket), 2) MBIA Corp. does not assume a 100% loss severity for charged-off Alt-A loans. The loss severity used for projections is the three-month average of the current loss severities for loans in an Alt-A transaction and 3) Current Roll to Loss stays at the February 28, 2011 level for five months before declining to 25% of this level over a 24 month period.

RMBS Recoveries

As of March 31, 2011, MBIA Corp. recorded estimated recoveries of $2.7 billion, gross of income taxes, related to RMBS put-back claims on ineligible loans consisting of $1.8 billion recognized as “Insurance loss recoverable” and $867 million recorded as “Loan repurchase commitments” presented in “Assets of consolidated variable interest entities” on MBIA Corp.’s consolidated balance sheets. As of March 31, 2011 and December 31, 2010, MBIA Corp.’s estimated recoveries, after income taxes calculated at 35%, were $1.7 billion and $1.6 billion, respectively, which was 1,072% and 135% of the consolidated total shareholders’ equity of MBIA Corp., respectively. The percentage increase of recoveries relative to shareholders’ equity was principally driven by unrealized losses on insured derivatives as a result of MBIA Corp.’s nonperformance risk on the derivative liability and an increase in recorded estimated recoveries related to put-back claims of ineligible loans. As of March 31, 2011 and December 31, 2010 the related statutory measures were 64% and 59%, respectively, of the statutory capital of MBIA Corp. These estimated recoveries relate to MBIA Corp.’s put-back claims of ineligible loans, which have been disputed by the loan sellers/servicers and are currently subject to litigation initiated by MBIA Corp. to pursue recovery. In addition, there is a risk that the sellers/servicers or other responsible parties might not be able to satisfy their put-back obligations. While MBIA Corp. believes that it will prevail in enforcing its contractual rights, there is uncertainty with respect to the ultimate outcome. Although it has been reported that government-sponsored market participants and bond insurers situated similarly to MBIA Corp. have been successful in putting back ineligible mortgages to sellers/servicers and receiving compensation and other guarantee insurers situated similarly to MBIA Corp. also have recorded expected recoveries for RMBS transaction losses, there can be no assurance that MBIA Corp. will successfully recover its contract claims.

Beginning in 2008, MBIA Corp. engaged loan level forensic review consultants to re-underwrite/review a sample of the mortgage loan files underlying RMBS transactions insured by MBIA Corp. The securitizations on which MBIA Corp. has recorded losses contain well over 500,000 individual mortgages, of which over 50,000 mortgage loans were reviewed within 32 insured issues containing first and second-lien mortgage loan securitizations. MBIA Corp. recorded recoveries related to 28 of these 32 issues. It is possible that MBIA Corp. will review loan files within additional insured issues in the future if factors indicate that material recovery rights exist. During their review, the consultants utilized the same underwriting guidelines that the originators were to have used to qualify borrowers when originally underwriting the loans and determined that there more than 80% of the loans reviewed were considered to be ineligible mortgage loans within the sample. The forensic review consultants graded the individual mortgages that were sampled into an industry standard three level grading scale, defined as (i) Level 1—loans complied with specific underwriting guidelines, (ii) Level 2—loans contained some deviation from underwriting guidelines but also contained sufficient compensating factors, and (iii) Level 3—loans contained material deviation from the underwriting guidelines without any compensating factors.

Prior to the fourth quarter of 2009, MBIA Corp. believed that the distribution of possible outcomes was evenly distributed around the par amount of loans reviewed that were eligible for put-back. Thus, the probability-weighted expected recovery value was equivalent to the par amount of the losses from files that were reviewed and found to have credit or credit and compliance breaches. In the fourth quarter of 2009, based on new information that became available, MBIA Corp. estimated that it would more likely recover substantially more than the value of files already reviewed than not. Accordingly, MBIA Corp. developed probability-based scenarios

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 5: Loss and Loss Adjustment Expense Reserves (continued)

which were primarily based upon loan file reviews combined with extrapolation-based scenarios which included scenarios for the recoupment of expected future charge-offs from non-performing loans as well as a scenario of recovering total incurred losses. Importantly, MBIA Corp.’s put-back claims are not only related to non-performing loans but to any loan where representations and warranties were breached.

During the fourth quarter of 2010, two important developments transpired which have led MBIA Corp. to conclude that the practice of reviewing loans for purposes of assessing put-back recoveries is no longer necessary. First, MBIA Corp. determined that a sufficient number of loans in each securitization have already been reviewed to demonstrate widespread breaches of the contractual provisions of the agreements with the sponsors. Second, MBIA Corp. received a favorable decision on its motion in limine addressing the use of sampling in the Countrywide litigation (MBIA Insurance Corp. v. Countrywide Home Loans, Inc., et al, Index No. 08-602825 (N.Y. Sup. Ct.)). That decision provided that MBIA Corp. can present representative samples of loans from each of the securitizations at issue in the case to establish its causes of action, including its breach-of-contract claims.

As a result of these developments, MBIA Corp. revised its put-back recovery scenarios in the fourth quarter of 2010. MBIA Corp. replaced prior scenarios that were primarily based on loan file reviews with probability-based scenarios primarily based on the percentage of incurred losses MBIA Corp. expects to collect. MBIA Corp.’s recovery estimates are based on five scenarios that include full recovery of its incurred losses and limited/reduced recoveries due to litigation delays and risks and/or potential financial distress of the sellers/servicers. Probabilities are assigned across these scenarios, with most of the probability weight on partial recovery scenarios. However, based on MBIA Corp.’s assessment of the strength of its contract claims, MBIA Corp. believes it is entitled to collect the full amount of its incurred losses, which totaled $4.6 billion through March 31, 2011.

MBIA Corp. has developed estimates of breach rates primarily based upon loans with credit breaches or credit and compliance breaches because MBIA Corp. believes that loans with these types of breaches are not judgmental and cannot be cured. The results of the loan file reviews across all insured issues have indicated breach rates in these categories in excess of 80%. Breach rates were determined by dividing the number of loans that contained credit and/or credit and compliance breaches by the total number of loans reviewed for a particular transaction.

MBIA Corp. has not recognized potential recoveries related to sellers/servicers that MBIA Corp. has determined did not have sufficient capital and resources to honor their obligations. MBIA Corp. assesses the potential financial distress of the sellers/servicers using external credit ratings and other factors. The impact of such factors on cash flows related to expected recoveries is incorporated into MBIA Corp.’s probability-weighted scenarios. The indicative scenarios and related probabilities assigned to each scenario based on MBIA Corp.’s judgment about their relative likelihoods of being realized are used to develop a distribution of possible outcomes. The sum of the probabilities assigned to all scenarios is 100%. Expected cash inflows from recoveries are discounted using the current risk-free rate associated with the underlying transaction, which ranged from 1.96% to 3.58% depending upon the transaction’s expected average life.

MBIA Corp.’s potential recoveries are typically based on either salvage rights, the rights conferred to MBIA Corp. through the transactional documents (inclusive of the insurance agreement), or subrogation rights embedded within financial guarantee insurance policies. The RMBS transactions with respect to which MBIA Corp. has estimated put-back recoveries provide MBIA Corp. with such rights. Expected salvage and subrogation recoveries, as well as recoveries from other remediation efforts, reduce MBIA Corp.’s claim liability. Once a claim payment has been made, the claim liability has been satisfied and MBIA Corp.’s right to recovery is no longer considered an offset to future expected claim payments, but is recorded as a salvage asset. The amount of recoveries recorded by MBIA Corp. is limited to paid claims plus the present value of projected future claim payments. As claim payments are made, the recorded amount of potential recoveries may exceed the remaining amount of claim liability for a given policy.

To date, sellers/servicers have not substituted loans which MBIA Corp. has put back, and the amount of loans repurchased has been insignificant. The unsatisfactory resolution of these put-backs has led MBIA Corp. to initiate litigation against five of the sellers/servicers to enforce their obligations. MBIA Corp. has alleged several causes of action in its complaints, including breach of contract, fraudulent inducement and indemnification. MBIA Corp.’s aggregate $2.7 billion of estimated potential recoveries do not include damages from causes of action other than breach of contract. Irrespective of amounts recorded in its financial statements, MBIA Corp. is seeking to recover the full amount of its incurred losses and other damages. Currently, MBIA Corp. has received four decisions with regard to the motions to dismiss MBIA Corp.’s claims, all of which have denied the defendants’ motions to dismiss, allowing each of the cases to proceed on, at minimum, the fraud and breach-of-contract claims. All of these decisions are being appealed. The motion to dismiss in the fifth case has just been filed. Additional information on the status of these litigations can be found in the “Recovery Litigation” discussion within “Note 11: Commitments and Contingencies.”

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 5: Loss and Loss Adjustment Expense Reserves (continued)

MBIA Corp.’s assessment of the recovery outlook for insured RMBS issues is principally based on the following factors:

1.	the strength of MBIA Corp.’s existing contract claims related to ineligible loan substitution/repurchase obligations;

2.	the recent settlement for $1.1 billion on Assured Guaranty’s put-back related claims with Bank of America in April 2011;

3.	the improvement in the financial strength of issuers due to mergers and acquisitions and/or government assistance, which should facilitate their ability to comply with required loan repurchase/substitution obligations. MBIA Corp. is not aware of any provisions that explicitly preclude or limit the successors’ obligations to honor the obligations of the original sponsor. MBIA Corp.’s assessment of any credit risk associated with these sponsors (or their successors) is reflected in MBIA Corp.’s probability-weighted potential recovery scenarios;

4.	evidence of loan repurchase/substitution compliance by sellers/servicers for put-back requests made by other harmed parties with respect to ineligible loans; this factor is further enhanced by (i) Bank of America’s disclosure that it has resolved $8.0 billion of repurchase requests in the fourth quarter of 2010; (ii) the Fannie Mae settlements announced on December 23, 2010 with Ally Bank and with Bank of America (which also involved Freddie Mac) announced on December 31, 2010, and (iii) MBIA Corp.’s settlement agreement entered into on July 16, 2010 between MBIA Corp. and the sponsor of several MBIA Corp.-insured mortgage loan securitizations in which MBIA Corp. received a payment in exchange for a release relating to its representation and warranty claims against the sponsor. This settlement also resolves all of MBIA Corp.’s representation and warranty claims against the sponsor on mutually beneficial terms and is substantially consistent with the recoveries previously recorded by MBIA Corp. related to these exposures;

5.	the favorable outcome for MBIA Corp. on defendants’ motions to dismiss in the actions captioned MBIA Insurance Corp. v. Countrywide Home Loans, Inc., et al, Index No. 08-602825 (N.Y. Sup. Ct.) and MBIA Insurance Corp. v. Residential Funding Co., LLC, Index No. 603552/08 (N.Y. Sup. Ct.), MBIA v GMAC and MBIA Insurance Corp. v. Credit Suisse Securities where the respective courts each allowed MBIA’s fraud claims against the Countrywide, RFC, GMAC and Credit Suisse Securities defendants to proceed;

6.	the favorable outcome for MBIA Corp. on its motion to present evidence of Countrywide’s liability and damages through the introduction of a statistically valid random sample of loans rather than on a loan-by-loan basis; and

7.	loan repurchase reserves and/or settlements which have been publicly disclosed by certain sellers/servicers to cover such obligations.

MBIA Corp. will continue to consider all relevant facts and circumstances, including the factors described above, in developing its assumptions on expected cash inflows, probability of potential recoveries (including the outcome of litigation) and recovery period. The estimated amount and likelihood of potential recoveries are expected to be revised and supplemented as developments in the pending litigation proceedings occur or new litigation is initiated. While MBIA Corp. believes it will be successful in realizing recoveries from contractual and other claims, the ultimate amounts recovered may be materially different from those recorded by MBIA Corp. given the inherent uncertainty of the manner of resolving the claims (e.g., litigation) and the assumptions used in the required estimation process for accounting purposes which are based, in part, on judgments and other information that are not easily corroborated by historical data or other relevant benchmarks.

All of MBIA Corp.’s policies insuring RMBS for which litigation has been initiated against sellers/servicers are in the form of financial guarantee insurance contracts. MBIA Corp. has not recorded a gain contingency with respect to pending litigation.

Loss and LAE Activity

MBIA Corp.’s losses and LAE expenses for the three months ended March 31, 2011 are presented in the following table:

In millions	RMBS	Non-RMBS	Total
Losses and LAE related to actual and expected payments	$(60)	$(111)	$(171)
Recoveries of actual and expected payments	(3)	138	135

Gross losses incurred	(63)	27	(36)
Reinsurance	-	(3)	(3)

Losses and loss adjustment expenses	$(63)	$24	$(39)

The $60 million negative RMBS losses and LAE included in the preceding table comprise net reversals of previously established reserves. The $3 million of RMBS recoveries included in the preceding table comprise $118 million in recoveries resulting from

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 5: Loss and Loss Adjustment Expense Reserves (continued)

ineligible mortgage loans included in insured second-lien residential mortgage securitization exposures that are subject to contractual obligations by sellers/servicers to repurchase or replace such mortgages, offset by the reversal of $115 million related to excess interest cash flows within the securitizations. Non-RMBS losses and LAE were primarily driven by non-RMBS mortgage and ABS CDO transactions, and resulted from continued credit deterioration within those sectors. Included in the Non-RMBS losses and LAE is a reversal of loss and LAE reserves related to lower expected future claim payments from a tax-backed transaction, which was offset by the reversal of the corresponding recoveries of such payments.

Current period changes in the MBIA Corp.’s estimate of potential recoveries may impact the amount recorded as an asset for insurance loss recoverable, the amount of expected recoveries on unpaid losses netted against the gross loss and LAE reserve liability, or both.

Total paid losses, net of reinsurance and collections, for the three months ended March 31, 2011 was $166 million, including $159 million related to insured RMBS transactions. For the three months ended March 31, 2011, the increase in insurance loss recoverable related to paid losses totaled $103 million and primarily related to insured RMBS transactions.

The following table provides information about the financial guarantees and related claim liability included in each of MBIA Corp.’s surveillance categories as of March 31, 2011:

	Surveillance Categories
$ in millions	Caution List Low	Caution List Medium	Caution List High	Classified List	Total
Number of policies	51	41	11	204	307
Number of issues(1)	35	25	8	116	184
Remaining weighted average contract period (in years)	8.9	5.5	9.0	12.8	10.9
Gross insured contractual payments outstanding(2):
Principal	$4,340	$1,718	$1,229	$10,892	$18,179
Interest	2,814	513	543	6,382	10,252

Total	$7,154	$2,231	$1,772	$17,274	$28,431

Gross claim liability	$-	$-	$-	$2,201	$2,201
Less:
Gross potential recoveries	-	-	-	3,685	3,685
Discount, net	-	-	-	123	123

Net claim liability (recoverable)	$-	$-	$-	$(1,607)	$(1,607)

Unearned premium revenue	$155	$18	$70	$142	$385

(1) - An “issue” represents the aggregate of financial guarantee policies that share the same revenue source for purposes of making debt service payments.

(2) - Represents contractual principal and interest payments due by the issuer of the obligations insured by MBIA.

The gross claim liability of $2.2 billion represents MBIA Corp.’s estimate of undiscounted probability-weighted future claim payments, which primarily relate to insured RMBS transactions. The gross potential recoveries of $3.7 billion represent MBIA Corp.’s estimate of undiscounted probability-weighted recoveries of actual claim payments and recoveries of estimated future claim payments, primarily related to insured RMBS transactions. Both amounts reflect the elimination of claim liabilities and potential recoveries related to VIEs consolidated by MBIA Corp.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 5: Loss and Loss Adjustment Expense Reserves (continued)

The following table provides information about the financial guarantees and related claim liability included in each of MBIA Corp.’s surveillance categories as of December 31, 2010:

	Surveillance Categories
$ in millions	Caution List Low	Caution List Medium	Caution List High	Classified List	Total
Number of policies	199	43	12	179	433
Number of issues(1)	40	26	12	110	188
Remaining weighted average contract period (in years)	9.4	6.9	9.1	9.4	9.2
Gross insured contractual payments outstanding(2):
Principal	$5,041	$1,419	$1,446	$11,190	$19,096
Interest	3,439	536	746	6,132	10,853

Total	$8,480	$1,955	$2,192	$17,322	$29,949

Gross claim liability	$-	$-	$-	$2,692	$2,692
Less:
Gross potential recoveries	-	-	-	4,045	4,045
Discount, net	-	-	-	27	27

Net claim liability (recoverable)	$-	$-	$-	$(1,380)	$(1,380)

Unearned premium revenue	$148	$16	$72	$141	$377

(1) - An “issue” represents the aggregate of financial guarantee policies that share the same revenue source for purposes of making debt service payments.

(2) - Represents contractual principal and interest payments due by the issuer of the obligations insured by MBIA.

The gross claim liability of $2.7 billion represents MBIA Corp.’s estimate of undiscounted probability-weighted future claim payments, which primarily relate to insured RMBS transactions. The gross potential recoveries of $4.0 billion represent MBIA Corp.’s estimate of undiscounted probability-weighted recoveries of actual claim payments and recoveries of estimated future claim payments, primarily related to insured RMBS transactions. Both amounts reflect the elimination of claim liabilities and potential recoveries related to VIEs consolidated by MBIA Corp.

The following table presents the components of MBIA Corp.’s insurance loss reserves and recoverables for insured obligations within MBIA Corp.’s classified list as reported on MBIA Corp.’s consolidated balance sheets as of March 31, 2011 and December 31, 2010. The loss reserves (claim liability) and insurance claim loss recoverable included in the following table represent the present value of the probability-weighted future claim payments and recoveries reported in the preceding tables.

In millions	As of March 31, 2011	As of December 31, 2010
Loss reserves (claim liability)	$940	$1,059
LAE reserves	70	70

Loss and LAE reserves	$1,010	$1,129

Insurance claim loss recoverable	$(2,638)	$(2,531)
LAE insurance loss recoverable	(0)	-

Insurance loss recoverable	$(2,638)	$(2,531)

Reinsurance recoverable on unpaid losses	$206	$224
Reinsurance recoverable on LAE reserves	5	6
Reinsurance recoverable on paid losses	1	-

Reinsurance recoverable on paid and unpaid losses	$212	$230

As of March 31, 2011, loss and LAE reserves of $1.0 billion include $1.7 billion of reserves for expected future payments offset by expected recoveries of such future payments of $652 million. As of December 31, 2010, loss and LAE reserves of $1.1 billion include $2.0 billion of reserves for expected future payments offset by expected recoveries of such future payments of $896 million. As of March 31, 2011 and December 31, 2010, the insurance loss recoverable reported in the preceding table primarily relates to estimated

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 5: Loss and Loss Adjustment Expense Reserves (continued)

recoveries of payments made by MBIA Corp. resulting from ineligible mortgage loans in certain insured second-lien residential mortgage loan securitizations that are subject to a contractual obligation by the sellers/servicers to repurchase or replace the ineligible mortgage loans and expected future recoveries on RMBS transactions resulting from expected excess spread generated by performing loans in such transactions. MBIA Corp. expects to be reimbursed for the majority of its potential recoveries related to ineligible mortgage loans by year-end 2012.

With respect to MBIA Corp.’s RMBS exposure, before the elimination of amounts related to consolidated VIEs, MBIA Corp. had 44 insured issues designated as “Classified List” with gross principal and interest payments outstanding of $9.7 billion and $4.3 billion, respectively. The undiscounted gross claim liability and the undiscounted gross potential recoveries related to these 44 issues were $1.3 billion and $4.3 billion, respectively. MBIA Corp. has performed loan file reviews on 30 of the 44 issues and recorded recoveries on 28 of those 30 issues. As of March 31, 2011, the 28 insured issues, those for which MBIA Corp. performed loan file reviews and recorded recoveries, had gross principal and interest payments outstanding of $8.6 billion and $3.7 billion, respectively. The undiscounted gross claim liability and the undiscounted gross potential recoveries related to the 28 issues were $973 million and $4.2 billion, respectively. The gross potential recoveries of $4.2 billion include estimated recoveries based on MBIA Corp.’s incurred loss to date.

The following table presents changes in MBIA Corp.’s loss and LAE reserve for the three months ended March 31, 2011. Changes in the loss and LAE reserve attributable to the accretion of the claim liability discount, changes in discount rates, changes in assumptions, changes in the timing and amounts of estimated payments and recoveries and changes in LAE are recorded in “Losses and loss adjustment” expenses in MBIA Corp.’s consolidated statements of operations. As of March 31, 2011, the weighted average risk-free rate used to discount MBIA Corp.’s loss reserve (claim liability) was 2.99%. LAE reserves are expected to be settled within a one year period and are not discounted.

In millions	Changes in Loss and LAE Reserves for the Three Months Ended March 31, 2011

Gross Loss and LAE Reserve as of December 31, 2010	Loss Payments for Cases with Reserves	Accretion of Claim Liability Discount	Changes in Discount Rates	Changes in Timing of Payments	Changes in Amount of Net Payments	Changes in Assumptions	Changes in Unearned Premium Revenue	Change in LAE Reserves	Gross Loss and LAE Reserve as of March 31, 2011
$1,129	$(166)	$4	$(56)	$9	$(1)	$89	$3	$(1)	$1,010

MBIA Corp.’s gross loss and LAE reserves reflected in the preceding table decreased $119 million primarily due to a decrease in reserves related to loss payments and changes in discount rates. Offsetting these decreases were changes in assumptions due to additional defaults and charge-offs of ineligible mortgage loans in insured RMBS issues outstanding as of December 31, 2010.

The following table presents changes in MBIA Corp.’s insurance loss recoverable and changes in recoveries on unpaid losses reported within MBIA Corp.’s claim liability for the three months ended March 31, 2011. Changes in insurance loss recoverable attributable to the accretion of the discount on the recoverable, changes in discount rates, changes in assumptions, changes in the timing and amounts of estimated collections and changes in LAE were recorded in “Losses and loss adjustment” expenses in MBIA Corp.’s consolidated statements of operations.

Changes in Insurance Loss Recoverable and Recoveries on Unpaid Losses for the Three Months Ended March 31, 2011
In millions	Gross Reserve as of December 31, 2010	Collections for Cases with Recoveries	Accretion of Recoveries	Changes in Discount Rates	Changes in Timing of Collections	Changes in Amount of Collections	Changes in Assumptions	Change in LAE Recoveries	Gross Reserve as of March 31, 2011
Insurance Loss Recoverable	$2,531	$(2)	$16	$(9)	$-	$(54)	$156	$-	$2,638
Recoveries on Unpaid Losses	896	-	5	(20)	-	-	(233)	4	652

Total	$3,427	$(2)	$21	$(29)	$-	$(54)	$(77)	$4	$3,290

MBIA Corp.’s insurance loss recoverable increased $107 million primarily due to changes in assumptions driven by estimates of potential recoveries primarily on issues outstanding as of December 31, 2010 resulting from ineligible mortgage loans included in insured second-lien residential mortgage securitization exposures that are subject to contractual obligations by sellers/servicers to repurchase or replace such mortgages. Recoveries on unpaid losses decreased by $244 million primarily due to changes in

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 5: Loss and Loss Adjustment Expense Reserves (continued)

assumptions as a result of reduced expectations of future claim payments on U.S. public finance transactions, which resulted in a corresponding reduction in future expected recoveries.

The following table presents MBIA Corp.’s total estimated recoveries from ineligible mortgage loans included in certain insured first and second-lien mortgage loan securitizations. The total estimated recoveries from ineligible loans of $2.7 billion as of March 31, 2011 includes $1.8 billion recorded as “Insurance loss recoverable” and $867 million recorded as “Loan repurchase commitments” on MBIA Corp.’s consolidated balance sheet.

In millions
Total Estimated Recoveries from Ineligible Loans as of December 31, 2010	Accretion of Future Collections	Changes in Discount Rates	Recoveries Collections	Changes in Assumptions	Total Estimated Recoveries from Ineligible Loans as of March 31, 2011
$2,517	$18	$(8)	$-	$139	$2,666

The $139 million of changes in assumptions in the preceding table primarily resulted from probability-weighted scenarios as described within the preceding “RMBS Recoveries” section.

Remediation actions may involve, among other things, waivers or renegotiations of financial covenants or triggers, waivers of contractual provisions, the granting of consents, transfer of servicing, consideration of restructuring plans, acceleration, security or collateral enforcement, actions in bankruptcy or receivership, litigation and similar actions. The types of remedial actions pursued are based on the insured obligation’s risk type and the nature and scope of the event giving rise to the remediation. As part of any such remedial actions, MBIA Corp. seeks to improve its security position and to obtain concessions from the issuer of the insured obligation. From time to time, the issuer of an MBIA-insured obligation may, with the consent of MBIA Corp., restructure the insured obligation by extending the term, increasing or decreasing the par amount or decreasing the related interest rate, with MBIA Corp. insuring the restructured obligation.

Costs associated with remediating insured obligations assigned to MBIA Corp.’s “Caution List—Low,” “Caution List—Medium,” “Caution List—High” and “Classified List” are recorded as LAE. LAE is recorded as part of MBIA Corp.’s provision for its loss reserves and included in “Losses and loss adjustment” expense on MBIA Corp.’s consolidated statements of operations. The following table presents the expenses (gross and net of reinsurance) related to remedial actions for insured obligations:

	Three Months Ended March 31,
In millions	2011	2010
Loss adjustment expense incurred, gross	$15	$14
Loss adjustment expense incurred, net	$15	$-

Credit Impairments Related to Structured CMBS Pools and CRE CDOs Accounted for as Derivatives

Most of the structured CMBS pools and CRE CDOs insured by MBIA Corp. are accounted for as insured credit derivatives and are carried at their fair values in MBIA Corp.’s consolidated financial statements. The fair value of an insured derivative contract will be influenced by a variety of market and transaction-specific factors that may be unrelated to potential future claim payments. In the absence of credit impairments or the termination of derivatives at losses, the cumulative unrealized losses recorded from fair valuing insured derivatives should reverse before or at the maturity of the contracts.

Since insured credit derivatives have similar terms, conditions, risks, and economic profiles to financial guarantee insurance policies, they are evaluated for economic impairment periodically in the same way that loss and LAE reserves are estimated for financial guarantee insurance policies. Credit impairments on insured derivatives represent the present value of estimated expected future claim payments, net of recoveries, for such transactions using a discount rate of 5.93%, consistent with the calculation of the statutory loss reserves. These credit impairments calculated using the statutory loss reserves methodology differ from the fair values recorded in MBIA Corp.’s consolidated financial statements. Although MBIA Corp.’s consolidated statements of operations includes the changes in the fair values of these transactions, MBIA Corp. regards the changes in credit impairment estimates as critical information for investors as it provides information about loss payments MBIA Corp. expects to make.

For the three months ended March 31, 2011, the additional estimated credit impairment on structured CMBS pools and CRE CDO portfolios was estimated to be $130 million as a result of additional delinquencies and loan level liquidations. The aggregate credit impairment on structured CMBS pools and CRE CDO portfolios was estimated to be $1.3 billion as of March 31, 2011. The

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 5: Loss and Loss Adjustment Expense Reserves (continued)

impairment is estimated using MBIA Corp.’s loss reserve methodology, determined as the present value of the probability–weighted potential future losses, net of estimated recoveries, across multiple scenarios as described below. Although the pace of increases in the delinquency rate has slowed and many loans are being modified, liquidations have taken place. Some loans were liquidated with minimal losses of 1% to 2% while others experienced near complete losses. These have led to losses in the CMBS market and, in many cases, have resulted in reductions of enhancement to the individual CMBS bonds within the structured CMBS pools insured by MBIA Corp. In a few cases, these losses have resulted in minimal deductible erosion in certain insured transactions. Bond level enhancement and pool level deductibles are structural features intended to mitigate losses to MBIA Corp. As that protection is eroded, impairments increase even in the absence of significant further collateral deterioration.

In the CRE CDO portfolio, transaction specific structures require managers to report reduced enhancement according to certain guidelines which often include downgrades even when the bond is still performing. As a result, as well as additional collateral defaults, reported enhancement has been reduced significantly in some CRE CDOs. However, because of this, many of the CRE CDO positions are amortizing more quickly than originally expected as most or all interest that would have been allocated to more junior classes within the CDO has been diverted and redirected to pay down the senior most classes insured by MBIA Corp.

MBIA Corp. has developed multiple scenarios to consider the range of potential outcomes in the CRE market and their impact on MBIA Corp. The approaches require substantial judgments about the future performance of the underlying loans, and include the following:

•

The first approach considers the range of commutations achieved in the course of 2010 and 2011, which included commutations of 22 structured CMBS pools and CRE CDO policies totaling $10.3 billion of gross insured exposure. This approach results in an estimated price to commute the remaining policies with price estimates based on this experience.

•

The second approach considers current delinquency rates and uses current and projected net operating income (“NOI”) and capitalization rates (“Cap Rates”) to project losses under two scenarios. In the first scenario, NOI and Cap Rates remain flat with no improvement over the remaining life of the loans (often six to seven more years). In the second scenario loans are stratified by size with larger loans being valued utilizing lower Cap Rates than for smaller loans. This scenario also assumes that Cap Rates and NOIs remain flat for the near term and then begin to improve slowly. Additionally, in this scenario, any loan with a balance greater than $75 million with a debt service coverage ratio less than 1.0x or that was reported as being in any stage of delinquency, was reviewed individually so that performance and loss severity could be more accurately determined. Specific loan level assumptions for this large loan subset were then incorporated into this scenario.

•

The third approach stratifies loans into debt service coverage buckets and uses default probabilities implied by a third-party default study for each bucket to project defaults. The implied defaults are converted into losses using a loss severity assumption. This approach relies on year-end financial statements at the property level. In modeling these scenarios, MBIA Corp. has received financial statements for year-end 2010 for 20.7% of the properties in the pools and statements from year-end 2009 or sometime during 2009 on another 63.3% of the properties in the pools. As MBIA Corp. continues to see more current market performance statistics regarding modifications and liquidations in this cycle, MBIA Corp. will continue to de-emphasize this more actuarial-based approach and focus more on those scenarios which best reflect current market observations.

•

The fourth approach stratifies loans into buckets based on delinquency status (including a “current” bucket) and utilizes recent Roll Rates actually experienced within each of the commercial mortgage-backed index (“CMBX”) series in order to formulate an assumption to predict future delinquencies. Ultimately, this generates losses over a projected time horizon based on the assumption that loss severities will remain at the peak level for a given time period and then decrease over time. This approach was applied in two scenarios. In the first scenario, MBIA Corp. assumes that 90% of the loans greater than 90 days delinquent (and those projected to roll into late stage delinquency from the current and lesser stage levels of delinquency) are liquidated. In the second scenario, MBIA Corp. assumes that 75% of these loans are liquidated and that 25% are modified and returned to current. These estimates are based on the levels of modifications that took place within the corresponding CMBX indices in the previous eighteen months ended March 31, 2011. Whether CMBS collateral is included in a structured pool or in a CRE CDO, MBIA Corp. believes the modeling related to the underlying bond should be the same. Additionally, for one of the transactions, small allocations of other collateral were included (specifically Real Estate Investment Trust debt and RMBS/ABS). This collateral was modeled in keeping with protocol used for modeling other asset classes, including multi-sector CDOs.

The loss severities projected by these scenarios vary widely, from moderate to substantial losses. MBIA Corp. assigns a wide range of probabilities to these scenarios, with lower severity scenarios being weighted more heavily than higher severity scenarios. This reflects the view that liquidations will continue to be mitigated by loan extensions and modifications, and that property values and

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 5: Loss and Loss Adjustment Expense Reserves (continued)

NOIs have bottomed for many sectors and markets in the U.S. Beginning with the first quarter of 2010 through March 31, 2011, the probability-weighted loss estimate was $1.3 billion, and is inclusive of any claim or settlement payments. If macroeconomic stress escalates or there is a “double dip” recession, higher delinquencies, higher levels of liquidations of delinquent loans and higher severities of loss upon liquidation, MBIA Corp. may incur substantial additional losses.

Actual losses will be a function of the proportion of loans in the pools that are foreclosed and liquidated and the loss severities associated with those liquidations. If the deductibles in MBIA Corp.’s insured transactions and underlying referenced CMBS transactions are fully eroded, additional property level losses upon foreclosures and liquidations could result in substantial losses for MBIA Corp. Since foreclosures and liquidations have only recently begun to take place during this economic cycle, particularly for larger loans and assets, ultimate loss rates remain uncertain.

Note 6: Fair Value of Financial Instruments

Financial Instruments

The following table presents the carrying value and fair value of financial instruments reported on MBIA Corp.’s consolidated balance sheets as of March 31, 2011 and December 31, 2010:

	As of March 31, 2011		As of December 31, 2010
In millions	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Assets:
Fixed-maturity securities (including short-term investments) held as available-for-sale and investments held at fair value	$1,942	$1,942	$2,179	$2,179
Other investments	11	11	11	11
Cash and cash equivalents	73	73	229	229
Secured loan	800	485	975	591
Receivable for investments sold	2	2	2	2
Derivative assets	10	10	10	10
Assets of consolidated VIEs:
Cash	710	710	764	764
Investments held-to-maturity	2,840	2,692	2,840	2,636
Fixed maturity securities at fair value	5,321	5,321	5,113	5,113
Loans receivable	2,327	2,327	2,183	2,183
Loan repurchase commitments	867	867	835	835
Derivative assets	715	715	829	829
Liabilities:
Long-term debt	953	524	953	512
Payable for investments purchased	1	1	-	-
Derivative liabilities	5,887	5,887	4,505	4,505
Liabilities of consolidated VIEs:
Variable interest entity notes	9,841	9,726	9,521	9,350
Derivative liabilities	1,910	1,910	2,104	2,104
Financial Guarantees:
Gross	4,388	4,481	4,600	3,906
Ceded	2,145	2,507	2,219	2,509

Valuation Techniques

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 6: Fair Value of Financial Instruments (continued)

Valuation techniques for financial instruments measured at fair value and included in the preceding table are described below. MBIA Corp.’s assets and liabilities recorded at fair value have been categorized according to the fair value hierarchy based on the lowest level input that is significant to the fair value measurement in its entirety.

Fixed-Maturity Securities (including short-term investments) Held as Available-For-Sale, and Investments Held at Fair Value

U.S. Treasury and government agency—U.S. Treasury securities are valued based on quoted market prices in active markets. Fair value of U.S. Treasuries is based on live trading feeds. U.S. Treasury securities are categorized in Level 1 of the fair value hierarchy. Government agency securities include debentures and other agency mortgage pass-through certificates as well as to-be-announced (“TBA”) securities. TBA securities are liquid and have quoted market prices based on live data feeds. Fair value of mortgage pass-through certificates is obtained via a simulation model, which considers different rate scenarios and historical activity to calculate a spread to the comparable TBA security. Government agency securities generally use market-based and observable inputs. As such, these securities are classified as Level 2 of the fair value hierarchy.

Foreign governments—Foreign government obligations are generally valued based on quoted market prices in active markets and are categorized in Level 1 of the fair value hierarchy. When quoted market prices are not available, fair value is determined using a valuation model based on observable inputs including interest rate yield curves, cross-currency basis index spreads, and country credit spreads for structures similar to the financial instrument in terms of issuer, maturity and seniority. These financial instruments are generally categorized in Level 2 of the fair value hierarchy. Bonds that contain significant inputs that are not observable are categorized as Level 3.

Corporate obligations—Corporate obligations are valued using recently executed transaction prices or quoted market prices where observable. When observable price quotations are not available, fair value is determined using a valuation model based on observable inputs including interest rate yield curves, CDS spreads for similar instruments, and diversity scores. Corporate obligations are generally categorized in Level 2 of the fair value hierarchy or categorized in Level 3 when significant inputs are unobservable. Corporate obligations are classified as Level 1 of the fair value hierarchy when quoted market prices in an active market for identical financial instruments are available.

Mortgage-backed securities and asset-backed securities—Mortgage-backed securities (“MBS”) and ABS are valued using recently executed transaction prices. When position-specific quoted prices are not available, MBS and ABS are valued based on quoted prices for similar securities. If quoted prices are not available, MBS and ABS are valued using a valuation model based on observable inputs including interest rate yield curves, spreads, prepayments and volatilities, and categorized in Level 2 of the fair value hierarchy. MBS and ABS are categorized in Level 3 of the fair value hierarchy when significant inputs are unobservable.

State and municipal bonds—State and municipal bonds are valued using recently executed transaction prices, quoted prices or valuation models based on observable inputs including interest rate yield curves, bond or CDS spreads and volatility. State and municipal bonds are generally categorized in Level 2 of the fair value hierarchy or categorized in Level 3 when significant inputs are unobservable.

Investments Held-To-Maturity

The fair values of investments held-to-maturity are determined using recently executed transaction prices or quoted prices when available. When position-specific quoted prices are not available fair values of investments held-to-maturity are based on quoted prices of similar securities. When quoted prices for similar investments are not available, fair values are based on valuation models using observable inputs including interest rate yield curves and bond spreads of similar securities.

Other Investments

Other investments include MBIA Corp.’s interest in equity securities. Fair value of other investments is determined by using quoted prices, live trades, or valuation models that use market-based and observable inputs. Other investments are categorized in Level 1 or Level 2 of the fair value hierarchy.

Cash and Cash Equivalents, Receivable for Investments Sold and Payable for Investments Purchased

The carrying amounts of cash and cash equivalents, receivable for investments sold and payable for investments purchased approximate fair values due to the short maturities of these instruments.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 6: Fair Value of Financial Instruments (continued)

Secured Loan

The fair value of the secured loan is determined based on the underlying securities received. The underlying securities received are generally corporate bonds. The fair value of these corporate bonds is obtained using recently executed transactions or market price quotations where observable. When observable price quotations are not available, fair value is determined based on cash flow models with yield curves, bond or single name CDS spreads and diversity scores as key inputs.

Loans Receivable at Fair Value

Loans receivable at fair value comprise loans held by consolidated VIEs consisting of residential mortgage loans, commercial mortgage loans and other whole business loans. Fair values of residential mortgage loans are determined using quoted prices for MBS with similar characteristics and adjusted for the fair values of the financial guarantee obligations provided by MBIA Corp. on the related MBS. Fair values of commercial mortgage loans and other whole business loans are valued based on quoted prices similar of collateralized MBS. Loans receivable at fair value are categorized in Level 3 of the fair value hierarchy.

Loan Repurchase Commitments

Loan repurchase commitments are obligations owed by the sellers/servicers of mortgage loans to RMBS trusts consolidated under the amended accounting principles for the consolidation of VIEs. This asset represents the rights of the trusts against the sellers/servicers for representations and warranties that the securitized residential mortgage loans sold to the trust comply with stated underwriting guidelines and for the sellers/servicers to cure, replace, or repurchase mortgage loans that fail to comply. Fair value measurement of loan repurchase commitments represents the amounts owed by the sellers/servicers to the trusts. Loan repurchase commitments are not securities and no identical or comparable market transaction information is observable or available. Loan repurchase commitments at fair value are categorized in Level 3 of the fair value hierarchy. Fair values of loan repurchase commitments are determined using discounted cash flow techniques based on observable inputs including:

•	estimates of future cash flows for the asset;

•	expectations about possible variations in the amount and/or timing of the cash flows representing the uncertainty inherent in the cash flows;

•	time value of money, represented by the rate on risk-free monetary assets;

•	the price for bearing the uncertainty inherent in the cash flows (risk premium); and

•	other case-specific factors that would be considered by market participants.

Refer to the discussion of “RMBS Recoveries” within “Note 5: Loss and Loss Adjustment Expense Reserves” for a further description of how these estimates of future cash flows for the assets are determined, as well as the additional risk margins and discounts applied.

Variable Interest Entity Notes

The fair values of VIE notes are determined based on recently executed transaction prices or quoted prices where observable. When position-specific quoted prices are not observable, fair values are based on quoted prices of similar securities. Fair values based on quoted prices of similar securities may be adjusted for factors unique to the securities, including any credit enhancement. When observable quoted prices are not available, fair value is determined based on discounted cash flow techniques of the underlying collateral using observable inputs including interest rate yield curves and bond spreads of similar securities. VIE notes are categorized in Level 2 or Level 3 of the fair value hierarchy based on the lowest level input that is significant to the fair value measurement in its entirety.

Long-term Debt

Long-term debt consists of surplus notes. The fair value of the surplus notes is estimated based on quoted market prices for the same or similar securities.

Insured Credit Derivatives

Derivative contracts of MBIA Corp. primarily consist of insured credit derivatives which cannot be legally traded and generally do not have observable market prices. MBIA Corp. determines the fair values of insured credit derivatives using valuation models. These models include the Binomial Expansion Technique (“BET”) model and an internally developed model referred to as the “Direct Price Model.” For a limited number of other insured credit derivatives, fair values are determined using the Black-Scholes option pricing

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 6: Fair Value of Financial Instruments (continued)

model and a dual-default model, depending on the type and structure of the contract. The valuation of insured derivatives includes the impact of MBIA Corp.’s own credit standing. All of these derivatives are categorized as Level 3 of the fair value hierarchy as their fair value is derived using significant unobservable inputs.

Description of MBIA Corp.’s Insured Credit Derivatives

As of March 31, 2011, MBIA Corp. had $100.6 billion of gross par outstanding on insured derivatives. The majority of MBIA Corp.’s derivatives are “credit derivatives” that reference structured pools of cash securities and CDS. MBIA Corp. generally insured the most senior liabilities of such transactions, and at transaction closing MBIA Corp.’s exposure generally had more subordination than needed to achieve triple-A ratings from credit rating agencies (referred to as “Super Triple-A” exposure). The collateral backing MBIA Corp.’s insured derivatives was cash securities and CDSs referencing primarily corporate, asset-backed, residential mortgage- backed, commercial mortgage-backed, CRE loans, and CDO securities. As of March 31, 2011, the gross par outstanding on MBIA Corp.’s insured credit derivatives totaled $98.0 billion. The remaining $2.6 billion of gross par outstanding on insured derivatives as of March 31, 2011 primarily related to insured “interest rate” and “inflation-linked” swaps for which MBIA Corp. has insured counterparty credit risk.

Most of MBIA Corp.’s insured CDS contracts require that MBIA Corp. make payments for losses of the principal outstanding under the contracts when losses on the underlying referenced collateral exceed a predetermined deductible. MBIA Corp.’s gross par outstanding and maximum payment obligation under these contracts as of March 31, 2011 was $77.4 billion. The underlying referenced collateral for contracts executed in this manner largely consist of investment grade corporate debt and structured CMBS pools and, to a lesser extent, corporate and multi-sector CDOs (in CDO-squared transactions). MBIA Corp.’s multi-sector and CDO-squared transactions contain substantial RMBS-related collateral. As of March 31, 2011, MBIA Corp. also had $20.5 billion gross par outstanding on insured CDS contracts that require MBIA Corp. to make timely interest and ultimate principal payments.

Considerations Regarding an Observable Market for MBIA Corp.’s Insured Derivatives

MBIA Corp.’s insured derivatives are not transferable and quoted prices or market transactions are generally not available for identical or similar contracts. While market prices are generally available for traded securities and market standard CDS contracts, MBIA Corp.’s insured derivatives are unique which make comparisons to market standard CDS contracts unreliable. Market standard CDS contracts are instruments that reference securities such as corporate bonds, in which quoted prices are observable for the underlying reference obligation. Market standard CDS contracts also include provisions requiring collateral posting, and cash settlement upon default of the underlying reference obligation.

MBIA Corp.’s insured CDS contracts are designed to replicate MBIA Corp.’s financial guarantee insurance policies, and do not contain typical CDS market standard features for collateral posting or cash settlement upon default of the underlying reference obligation. MBIA Corp.’s insured CDS contracts provide credit protection on collateralized securities or reference portfolios of securities, and benefit from credit enhancement, including a stated deductible or subordination. MBIA Corp. is not required to post collateral in any circumstance. MBIA Corp.’s payments under an insured derivative contract are due after an aggregate amount of losses are incurred on the underlying reference obligations in excess of the deductible or subordination amounts. Once such losses exceed the deductible or subordination amounts, MBIA Corp. is generally obligated to pay the losses, net of recoveries, on any subsequent defaults on the reference obligations. Certain insured CDS contracts also provide for further deferrals of payment at the option of MBIA Corp. In the event of MBIA Corp.’s failure to pay an amount due under the insured CDS by MBIA Corp. or the insolvency of MBIA Corp., the counterparty may terminate the insured CDS and make a claim for the amount due, which would be based on the fair value of the insured CDS at such time. An additional difference between MBIA Corp.’s insured derivatives and typical market standard CDS contracts is that MBIA Corp.’s contract, like its financial guarantee contracts, generally cannot be accelerated by the counterparty in the ordinary course of business but only upon the occurrence of certain events including the failure to pay an amount due under the CDS or the insolvency of the financial guarantee insurer of the CDS, MBIA Insurance Corporation or MBIA UK Insurance Ltd (“MBIA UK”). Similar to MBIA Corp.’s financial guarantee insurance contracts, all insured CDS policies are unconditional and irrevocable obligations and are not transferable unless the transferees are also licensed to write financial guarantee insurance policies. Since insured CDS contracts are accounted for as derivatives under relevant accounting guidance for derivative instruments and hedging activities, MBIA Corp. did not defer the charges associated with underwriting the CDS policies and they were expensed at origination.

Occasionally, insured CDS contracts are terminated by agreement between MBIA Corp. and the counterparty. When these contracts are terminated, any settlement amounts paid are evaluated and considered as a data point in pricing other similar insured derivative contracts whenever possible.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 6: Fair Value of Financial Instruments (continued)

Valuation Models Used

Approximately 64% of the balance sheet fair value of insured credit derivatives as of March 31, 2011 was valued using the BET Model. Approximately 36% of the balance sheet fair value of insured credit derivatives as of March 31, 2011was valued using the internally developed Direct Price Model. An immaterial amount of insured credit derivatives were valued using other methods, including the Black-Scholes option pricing model and a dual default model.

A. Description of the BET Model

1. Valuation Model Overview

The BET model was originally developed by Moody’s to estimate the loss distribution on a diverse pool of assets. MBIA Corp. has modified this technique in an effort to incorporate more market information and to provide more flexibility in handling pools of inhomogeneous assets. The modifications are: (a) MBIA Corp. uses market credit spreads to determine default probability instead of using historical loss experience and (b) for collateral pools where the spread distribution is characterized by extremes, MBIA Corp. models each segment of the pool individually instead of using an overall pool average.

The BET model estimates what a bond insurer would charge to guarantee a transaction at the measurement date, based on the market-implied default risk of the underlying collateral and the remaining structural protection in a deductible or subordination. This approach assumes that bond insurers would be willing to accept these contracts from MBIA Corp. at a price equal to what MBIA Corp. could issue them for in the current market. While the premium charged by financial guarantors is not a direct input into MBIA Corp.’s model, the model estimates such premium and this premium increases as the probability of loss increases, driven by various factors including rising credit spreads, negative credit migration, lower recovery rates, lower diversity score and erosion of deductible or subordination.

Inputs to the process of determining fair value for structured transactions using the BET model includes estimates of collateral loss, allocation of loss to separate tranches of the capital structure and calculation of the change in value.

•	Estimates of aggregated collateral losses are calculated by reference to the following (described in further detail under “BET Model Inputs” below):

•	credit spreads of the underlying collateral based on actual spreads or spreads on similar collateral with similar ratings, or in some cases is benchmarked;

•	diversity score of the collateral pool as an indication of correlation of collateral defaults; and

•	recovery rate for all defaulted collateral.

•	Allocation of losses to separate tranches of the capital structure according to priority of payments in a transaction.

•

The unrealized gain or loss on a transaction inception to date is the difference between the original price of the risk (the original market-implied expected loss) and the current price of the risk based on the assumed market-implied expected losses derived from the model.

Additional structural assumptions of the BET model are:

•	Default probabilities are determined by three factors: credit spread, recovery rate after default and the time period under risk.

•	Frequencies of defaults are modeled evenly over time.

•	Collateral assets are generally considered on an average basis rather than being modeled on an individual basis.

•

Collateral asset correlation is modeled using a diversity score, which is calculated based on industry or sector concentrations. Recovery rates are based on historical averages and updated based on market evidence.

2. Model Strengths and Weaknesses

The primary strengths of the BET model are:

•

The model takes account of transaction structure and key drivers of fair value. The transaction structure includes par insured, weighted average life, level of deductible or subordination (if any) and composition of collateral.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 6: Fair Value of Financial Instruments (continued)

•

The model is a consistent approach to marking positions that minimizes the level of subjectivity. MBIA Corp. has also developed a hierarchy for usage of various market-based spread inputs that reduces the level of subjectivity, especially during periods of high illiquidity.

•

The model uses market-based inputs including credit spreads for underlying reference collateral, recovery rates specific to the type and credit rating of referenced collateral, diversity score of the entire collateral pool, MBIA Corp.’s CDS and derivative recovery rate level.

The primary weaknesses of the BET model are:

•	As of March 31, 2011, some of the model inputs were either unobservable or derived from illiquid markets which might adversely impact the model’s reliability.

•

The BET model requires an input for collateral spreads. However, some securities are quoted only in price terms. For securities that trade substantially below par, the calculation of spreads from price to spread can be subjective.

•	Results may be affected by using average spreads and a single diversity factor, rather than using specific spreads for each piece of underlying collateral and collateral-specific correlations.

3. BET Model Inputs

a. Credit spreads

The average spread of collateral is a key input as MBIA Corp. assumes credit spreads reflect the market’s assessment of default probability for each piece of collateral. Spreads are obtained from market data sources published by third parties (e.g., dealer spread tables for assets most closely resembling collateral within MBIA Corp.’s transactions) as well as collateral-specific spreads on the underlying reference obligations provided by trustees or market sources. Also, when these sources are not available, MBIA Corp. benchmarks spreads for collateral against market spreads or prices. This data is reviewed on an ongoing basis for reasonableness and applicability to MBIA Corp.’s derivative portfolio. MBIA Corp. also calculates spreads based on quoted prices and on internal assumptions about expected life when pricing information is available and spread information is not.

The actual calculation of pool average spread varies depending on whether MBIA Corp. is able to use collateral-specific credit spreads or generic spreads as an input.

•

If collateral-specific spreads are available, the spread for each individual piece of collateral is identified and a weighted average is calculated by weighting each spread by the corresponding par exposure.

•

If collateral-specific credit spreads are not available, MBIA Corp. uses generic spread tables based on asset class and average rating of the collateral pool. Average credit rating for the collateral is calculated from the weighted average rating factor (“WARF”) for the collateral portfolio and then mapped to an appropriate spread. WARF is based on a 10,000 point scale designed by Moody’s where lower numbers indicate better credit quality. Ratings are not spaced equally on this scale because the marginal difference in default probability at higher rating quality is much less than at lower rating levels. MBIA Corp. obtains WARF from the most recent trustee’s report or MBIA Corp. calculates it based on the collateral credit ratings. For a WARF calculation, MBIA Corp. identifies the credit ratings of all collateral (using, in order of preference as available, Moody’s, S&P or Fitch ratings), then converts those credit ratings into a rating factor on the WARF scale, averages those factors (weighted by par) to create a portfolio WARF, and then maps the portfolio WARF back into an average credit rating for the pool. MBIA Corp. then applies this pool rating to a market spread table or index appropriate for the collateral type to determine the generic spread for the pool, which becomes the market-implied default input into the BET model.

•	If there is a high dispersion of ratings within a collateral pool, the collateral is segmented into different rating groups and each group is used in calculating the overall average.

•

When spreads are not available on either a collateral-specific basis or ratings-based generic basis, MBIA Corp. uses its hierarchy of spread sources (discussed below) to identify the most appropriate spread for that asset class to be used in the model.

MBIA Corp. uses the spread hierarchy listed below in determining which source of spread information to use, with the rule being to use CDS spreads where available and cash security spreads as the next alternative. Cash security spreads reflect trading activity in funded fixed-income instruments while CDS spreads reflect trading levels for non-funded derivative instruments. While both markets are driven in part by an assessment of the credit quality of the referenced security, there are factors which create significant

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 6: Fair Value of Financial Instruments (continued)

differences. These factors include CDS spreads driven by speculative activity as the CDS market facilitates both long and short positions without ownership of the underlying security, allowing for significant leverage.

Spread Hierarchy:

•	Collateral-specific credit spreads when observable.

•	Sector-specific spread tables by asset class and rating.

•	Corporate spreads, including Bloomberg and Risk Metrics spread tables based on rating.

•	Benchmark from most relevant market source when corporate spreads are not directly relevant.

If current market-based spreads are not available, then MBIA Corp. applies either sector-specific spreads from spread tables provided by dealers or corporate spread tables. The sector-specific spread applied depends on the nature of the underlying collateral. Transactions with corporate collateral use the corporate spread table. Transactions with asset-backed collateral use one or more of the dealer asset-backed tables. If there are no observable market spreads for the specific collateral, and sector-specific and corporate spread tables are not appropriate to estimate the spread for a specific type of collateral, MBIA Corp. uses the fourth alternative in its hierarchy. This includes using tranched corporate collateral, where MBIA Corp. applies corporate spreads as an input with an adjustment for its tranched exposure.

As of March 31, 2011, sector-specific spreads were used in 7% of the transactions valued using the BET model. Corporate spreads were used in 36% of the transactions and spreads benchmarked from the most relevant spread source were used for 57% of the transactions. When determining the percentages above, there were some transactions where MBIA Corp. incorporated multiple levels within the hierarchy, including using actual collateral-specific credit spreads in combination with a calculated spread based on an assumed relationship. In these cases, MBIA Corp. classified the transaction as being benchmarked from the most relevant spread source even though the majority of the average spread was from actual collateral-specific spreads. The spread source can also be identified by whether or not it is based on collateral WARF. No collateral-specific spreads are based on WARF, sector-specific spreads and corporate spreads are based on WARF and some benchmarked spreads are based on WARF. WARF-sourced and/or ratings-sourced credit spreads were used for 85% of the transactions.

Over time the data inputs change as new sources become available, existing sources are discontinued or are no longer considered to be reliable, or the most appropriate. It is always MBIA Corp.’s objective to move to higher levels on the spread hierarchy table defined above. However, MBIA Corp. may on occasion move to lower priority inputs due to the discontinuation of data sources or due to MBIA Corp. considering higher priority inputs no longer representative of market spreads.

b. Diversity Scores

Diversity scores are a means of estimating the diversification in a portfolio. The diversity score estimates the number of uncorrelated assets that are assumed to have the same loss distribution as the actual portfolio of correlated assets. A lower diversity score represents higher assumed correlation, increasing the chances of a large number of defaults, and thereby increasing the risk of loss in the senior tranche. A lower diversity score will generally have a negative impact on the valuation for MBIA Corp.’s senior tranche. The calculation methodology for a diversity score includes the extent to which a portfolio is diversified by industry or asset class, which is either calculated internally or reported by the trustee on a regular basis. Diversity scores are calculated at transaction origination, and adjusted as the collateral pool changes over time. MBIA Corp.’s internal modeling of the diversity score is based on Moody’s methodology.

c. Recovery Rate

Recovery rate represents the percentage of par expected to be recovered after an asset defaults, indicating the severity of a potential loss. MBIA Corp. generally uses rating agency recovery assumptions which may be adjusted to account for differences between the characteristics and performance of the collateral used by the rating agencies and the actual collateral in MBIA Corp.-insured transactions. MBIA Corp. may also adjust rating agency assumptions based on the performance of the collateral manager and on empirical market data.

d. Input Adjustments for Insured CMBS Derivatives in the Current Market

Current Commercial Mortgage-Backed Index Input Adjustment

Approximately $36.7 billion gross par of MBIA Corp.’s insured derivative transactions as of March 31, 2011 include substantial amounts of CMBS and commercial mortgage collateral. Since the CMBX is now quoted in price terms and the BET model requires a

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 6: Fair Value of Financial Instruments (continued)

spread input, it is necessary to convert CMBX prices to spreads. Through the third quarter of 2010, MBIA Corp. assumed that a portion of the CMBX price reflected market illiquidity. MBIA Corp. assumed this illiquidity component was the difference between par and the price of the highest priced CMBX triple-A series. MBIA Corp. assumed that the price of each CMBX index has two components: an illiquidity component and a loss component. The market implied losses were assumed to be the difference of par less the liquidity adjusted price. These loss estimates were converted to spreads using an internal estimate of duration. Beginning in the fourth quarter of 2010, MBIA Corp. determined that it would not be appropriate to continue to use a CMBS illiquidity component in the models due to the increased liquidity in the marketplace.

e. Nonperformance Risk

MBIA Corp.’s valuation methodology for insured credit derivative liabilities incorporates MBIA Corp.’s own nonperformance risk. MBIA Corp. calculates the fair value by discounting the market value loss estimated through the BET model at discount rates which include MBIA Corp.’s CDS spreads as of March 31, 2011. The CDS spreads assigned to each deal are based on the weighted average life of the deal. MBIA Corp. limits the nonperformance impact so that the derivative liability could not be lower than MBIA Corp.’s recovery derivative price multiplied by the unadjusted derivative liability.

B. Description of Direct Price Model

1. Valuation Model Overview

The Direct Price Model was developed internally to address weaknesses in MBIA Corp.’s BET model specific to valuing insured multi-sector CDOs. There are three significant model inputs used in determining fair value using the direct pricing model. Significant inputs include market prices obtained or estimated for all collateral within a transaction, the present value of the market-implied potential losses calculated for the transaction, and the impact of nonperformance risk.

2. Model Strengths and Weaknesses

The primary strengths of the Direct Price Model are:

•

The model takes account of transaction structure and key drivers of market value. The transaction structure includes par insured, legal final maturity, level of deductible or subordination (if any) and composition of collateral.

•

The model is a consistent approach to marking positions that minimizes the level of subjectivity. Model structure, inputs and operation are well documented by MBIA Corp.’s internal controls, creating a strong controls process in execution of the model.

•

The model uses market inputs for each transaction with the most relevant being market prices for collateral, MBIA Corp.’s CDS and derivative recovery rate level and interest rates. Most of the market inputs are observable.

The primary weaknesses of the Direct Price Model are:

•	There is no market in which to test and verify the fair values generated by MBIA Corp.’s model.

•

The model does not take into account potential future volatility of collateral prices. When the market value of collateral is substantially lower than insured par and there is no or little subordination left in a transaction, which is the case for most of the transactions marked with this model, MBIA Corp. believes this assumption still allows a reasonable estimate of fair value.

3. Model Inputs

•	Collateral prices

Fair value of collateral is based on quoted prices when available. When quoted prices are not available, a matrix pricing grid is used based on security type and rating to determine the fair value of collateral, which applies an average based on securities with the same rating and security type categories.

•	Interest rates

The present value of the market-implied potential losses was calculated assuming that MBIA Corp. deferred all principal losses to the legal final maturity. This was done through a cash flow model that calculates potential interest payments in each period and the potential principal loss at the legal final maturity date. These cash flows were discounted using the LIBOR flat swap curve.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 6: Fair Value of Financial Instruments (continued)

•	Nonperformance risk

The methodology for calculating MBIA Corp.’s nonperformance risk is the same as used for the BET model. Due to the current level of MBIA Corp. CDS spread rates and the long tenure of these transactions, the derivative recovery rate was used to estimate nonperformance risk for all transactions marked by this model.

Overall Model Results

As of March 31, 2011, MBIA Corp.’s net insured derivative liability of $5.9 billion comprised the fair values of insured derivatives included in “Derivative assets” and “Derivative liabilities” on MBIA Corp.’s consolidated balance sheets of $10 million and $5.9 billion, respectively, based on the results of the aforementioned pricing models. In the current environment the most significant driver of changes in fair value is nonperformance risk. In aggregate, the nonperformance calculation results in a pre-tax net insured derivative liability which is $8.7 billion and $12.1 billion lower than the net liability that would have been estimated if MBIA Corp. excluded nonperformance risk in its valuation as of March 31, 2011 and December 31, 2010, respectively. Nonperformance risk is a fair value concept and does not contradict MBIA Corp.’s internal view, based on fundamental credit analysis of MBIA Corp.’s economic condition, that MBIA Corp. will be able to pay all claims when due.

MBIA Corp. reviews the model results on a quarterly basis to assess the appropriateness of the assumptions and results in light of current market activity and conditions. This review is performed by internal staff with relevant expertise. If live market spreads are observable for similar transactions, those spreads are an integral part of the analysis. For example, new insured transactions that resemble existing (previously insured) transactions are considered, as well as negotiated settlements of existing transactions. This data is rare or non-existent in recent periods. MBIA Corp. negotiated settlements of insured CDS transactions during the three months ended March 31, 2011 and 2010. In assessing the reasonableness of the fair value estimate for insured CDS, MBIA Corp. considered the executed prices for those transactions as well as a review of internal consistency with its methodology.

Financial Guarantees

Gross Financial Guarantees—The fair value of gross financial guarantees is determined using discounted cash flow techniques based on inputs that include (i) assumptions of expected losses on financial guarantee policies where loss reserves have not been recognized, (ii) amount of losses expected on financial guarantee policies where loss reserves have been established, (iii) the cost of capital reserves required to support the financial guarantee liability, and (iv) discount rates. The MBIA Corp. CDS spread and recovery rate are used as the discount rate for MBIA Corp. Discount rates are adjusted to reflect nonperformance risk of MBIA Corp. Fair value of gross financial guarantees does not consider future installment premium receipts or returns on invested upfront premiums as inputs.

The carrying value of MBIA Corp.’s gross financial guarantees consists of unearned premium revenue and loss and LAE reserves as reported on MBIA Corp.’s consolidated balance sheets.

Ceded Financial Guarantees—The fair value of ceded financial guarantees is determined by applying the percentage ceded to reinsurers to the related fair value of the gross financial guarantees. The carrying value of ceded financial guarantees consists of prepaid reinsurance premiums and reinsurance recoverable on paid losses as reported on MBIA Corp.’s consolidated balance sheets.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 6: Fair Value of Financial Instruments (continued)

Fair Value Measurements

The following fair value hierarchy tables present information about MBIA Corp.’s assets (including short-term investments) and liabilities measured at fair value on a recurring basis as of March 31, 2011 and December 31, 2010:

	Fair Value Measurements at Reporting Date Using
In millions	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance as of March 31, 2011
Assets:
Investments:
Fixed-maturity investments:
Taxable bonds:
U.S. Treasury and government agency	$322	$23	$-	$345
Foreign governments	367	42	19	428
Corporate obligations	-	370	8	378
Mortgage-backed securities:
Residential mortgage-backed agency	-	45	-	45
Residential mortgage-backed non-agency	-	121	9	130
Commercial mortgage-backed	-	9	1	10
Asset-backed securities:
Collateralized debt obligations	-	3	4	7
Other asset-backed	-	26	67	93
State and municipal bonds	-	17	12	29

Total taxable bonds	689	656	120	1,465
Tax-exempt bonds
State and municipal bonds	-	-	1	1

Total fixed-maturity investments	689	656	121	1,466
Money market securities	475	-	-	475
Perpetual preferred securities	-	1	-	1
Other	8	1	-	9

Total	1,172	658	121	1,951
Derivative assets:
Credit derivatives	-	10	-	10

Total derivative assets	-	10	-	10

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 6: Fair Value of Financial Instruments (continued)

	Fair Value Measurements at Reporting Date Using

In millions	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance as of March 31, 2011
Assets of consolidated VIEs:
U.S. Treasury and government agency	7	1	-	8
Corporate obligations	3	362	82	447
Mortgage-backed securities:
Residential mortgage-backed agency	-	44	-	44
Residential mortgage-backed non-agency	-	2,642	18	2,660
Commercial mortgage-backed	-	985	29	1,014
Asset-backed securities:
Collateralized debt obligations	-	601	213	814
Other asset backed	-	250	79	329
State and municipal taxable and tax-exempt bonds	-	5	-	5

Total fixed maturity securities held at fair value:	10	4,890	421	5,321
Loans receivable	-	-	2,327	2,327
Loan repurchase commitments	-	-	867	867
Derivative assets:
Credit derivatives	-	-	704	704
Interest rate derivatives	-	11	-	11

Total derivative assets	-	11	704	715

Total assets	1,182	5,569	4,440	11,191

Liabilities:
Derivative liabilities:
Credit derivatives	-	24	5,863	5,887

Total derivative liabilities	-	24	5,863	5,887
Liabilities of consolidated VIEs:
Variable interest entity notes	-	2,036	4,998	7,034
Derivative liabilities:
Credit derivatives	-	-	1,332	1,332
Interest rate derivatives	-	566	-	566
Currency rate derivatives	-	-	12	12

Total derivative liabilities	-	566	1,344	1,910

Total liabilities	$-	$2,626	$12,205	$14,831

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 6: Fair Value of Financial Instruments (continued)

	Fair Value Measurements at Reporting Date Using
In millions	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance as of December 31, 2010
Assets:
Investments:
Fixed-maturity investments:
Taxable bonds:
U.S. Treasury and government agency	$425	$25	$-	$450
Foreign governments	409	48	11	468
Corporate obligations	-	732	4	736
Mortgage-backed securities:
Residential mortgage-backed agency	-	84	-	84
Residential mortgage-backed non-agency	-	97	5	102
Commercial mortgage-backed	-	105	3	108
Asset-backed securities:
Collateralized debt obligations	-	2	13	15
Other asset-backed	-	21	70	91
State and municipal bonds	-	17	14	31

Total taxable bonds	834	1,131	120	2,085
Tax-exempt bonds
State and municipal bonds	-	44	1	45
Money market securities	49	-	-	49
Other	8	2	-	10

Total investments	891	1,177	121	2,189
Derivative assets:
Credit derivatives	-	10	-	10
Assets of consolidated VIEs:
U.S. Treasury and government agency	4	-	-	4
Corporate obligations	7	360	80	447
Mortgage-backed securities:
Residential mortgage-backed agency	-	37	-	37
Residential mortgage-backed non-agency	-	2,600	22	2,622
Commercial mortgage-backed	-	904	23	927
Asset-backed securities:
Collateralized debt obligations	-	548	189	737

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 6: Fair Value of Financial Instruments (continued)

Other asset backed	-	254	81	335
State and municipal taxable and tax-exempt bonds	-	4	-	4

Total fixed maturity securities held at fair value:	11	4,707	395	5,113
Loans receivable	-	-	2,183	2,183
Loan repurchase commitments	-	-	835	835
Derivative assets:
Credit derivatives	-	-	817	817
Interest rate derivatives	-	12	-	12

Total derivative assets	-	12	817	829

Total assets	902	5,906	4,351	11,159

Liabilities:
Derivative liabilities:
Credit derivatives	-	25	4,480	4,505

Total derivative assets	-	25	4,480	4,505
Liabilities of consolidated VIEs:
Variable interest entity notes	-	2,006	4,708	6,714
Derivative liabilities:
Credit derivatives	-	-	1,455	1,455
Interest rate derivatives	-	635	-	635
Currency rate derivatives	-	-	14	14

Total derivative liabilities	-	635	1,469	2,104

Total liabilities	$-	$2,666	$10,657	$13,323

Level 3 Analysis

Level 3 assets were $4.4 billion as of March 31, 2011 and December 31, 2010, and represented approximately 40% and 39%, of total assets measured at fair value, respectively. Level 3 liabilities were $12.2 billion and $10.7 billion as of March 31, 2011 and December 31, 2010, respectively, and represented approximately 82% and 80% of total liabilities measured at fair value, respectively.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 6: Fair Value of Financial Instruments (continued)

The following tables present information about changes in Level 3 assets (including short-term investments) and liabilities measured at fair value on a recurring basis for the three months ended March 31, 2011 and December 31, 2010:

Changes in Level 3 Assets and Liabilities Measured at Fair Value on a Recurring Basis for the Three Months Ended March 31, 2011

In millions	Balance, Beginning of Year	Realized Gains / (Losses)	Unrealized Gains / (Losses) Included in Earnings	Unrealized Gains / (Losses) Included in OCI	Foreign Exchange Recognized in OCI or Earnings	Purchases	Issuances	Settlements	Sales	Transfers into Level 3 (1)	Transfers out of Level 3 (1)	Ending Balance	Change in Unrealized Gains (Losses) for the Period Included in Earnings for Assets Still Held as of March 31, 2011
Assets:
Foreign governments	$11	$-	$-	$-	$-	$3	$-	$(2)	$-	$7	$-	$19	$-
Corporate obligations	4	-	-	-	-	10	-	-	(12)	6	-	8	-
Residential mortgage-backed non-agency	5	-	-	-	-	5	-	-	(1)	-	-	9	-

Commercial mortgage-backed	3	-	-	(1)	-	-	-	-	-	-	(1)	1	-

Collateralized debt obligations	13	1	-	(1)	-	2	-	(10)	(1)	1	(1)	4	-

Other asset-backed	70	-	-	1	-	-	-	3	(1)	-	(6)	67	-
State and municipal taxable bonds	14	-	-	(2)	-	-	-	-	-		-	12	-
State and municipal tax-exempt bonds	1	-	-	-	-	-	-	-	-	-	-	1	-

Assets of consolidated VIEs:
Corporate obligations	80	-	-	-	-	-	-	(2)	-	4	-	82	-
Residential mortgage-backed non-agency	22	-	(2)	-	-	-	-	(2)	-	-	-	18	1

Commercial mortgage-backed	23	-	6	-	-	-	-	-	-	-	-	29	7

Collateralized debt obligations	189	-	14	-	-	-	-	(3)	-	16	(3)	213	16

Other asset-backed	81	-	(2)	-	-	-	-	(1)	-	1	-	79	(2)

Loans receivable	2,183	-	228	-	-	-	-	(84)	-	-	-	2,327	228

Loan repurchase commitments	835	-	20	-	-	-	12	-	-	-	-	867	-

Total assets	$3,534	$1	$264	$(3)	$-	$20	$12	$(101)	$(15)	$35	$(11)	$3,736	$250

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 6: Fair Value of Financial Instruments (continued)

In millions	Balance, Beginning of Year	Realized (Gains) / Losses	Unrealized (Gains) / Losses Included in Earnings	Unrealized (Gains) / Losses Included in OCI	Foreign Exchange Recognized in OCI or Earnings	Purchases	Issuances	Settlements	Sales	Transfers into Level 3 (1)	Transfers out of Level 3 (1)	Ending Balance	Change in Unrealized (Gains) Losses for the Period Included in Earnings for Liabilities Still Held as of March 31, 2011
Liabilities:
Credit derivative, net	$4,480	$386	$1,383	$-	$-	$-	$-	$(386)	$-	$-	$-	$5,863	$1,541
Liabilities of consolidated VIEs:
VIE notes	4,708	-	431	-	-	-	-	(141)	-	-	-	4,998	431
Credit derivative, net	638	-	(10)	-	-	-	-	-	-	-	-	628	(10)
Currency derivative, net	14	-	(2)	-	-	-	-	-	-	-	-	12	(2)

Total liabilities	$9,840	$386	$1,802	$-	$-	$-	$-	$(527)	$-	$-	$-	$11,501	$1,960

(1) - Transferred in and out at the end of the period.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 6: Fair Value of Financial Instruments (continued)

Changes in Level 3 Assets and Liabilities Measured at Fair Value on a Recurring Basis for the Three Month Ended March 31, 2010

In millions	Balance, Beginning of Period	Realized Gains / (Losses)	Unrealized Gains / (Losses) Included in Earnings	Unrealized Gains / (Losses) Included in OCI	Foreign Exchange Recognized in OCI or Earnings	Purchases, Issuances and Settlements, net	Transfers into Level 3 (1)	Transfers out of Level 3 (1)	Ending Balance	Change in Unrealized Gains (Losses) for the Period Included in Earnings for Assets Still Held as of March 31, 2010
Assets:
Foreign governments	$12	$-	$-	$-	$1	$-	$-	$-	$13	$-
Corporate obligations	70	-	-	3	(1)	9	-	(10)	71	-
Commercial mortgage-backed	-	-	-	-	-	1	-	-	1	-
Collateralized debt obligations	14	-	-	-	-	(14)	-	-	-	-
Other asset-backed	34	-	-	(35)	-	93	8	-	100	-
State and municipal tax-exempt bonds	50	-	-	-	-	(5)	-	-	45	-
Assets of consolidated VIEs:
Corporate obligations	-	-	-	-	-	81	-	-	81	-
Residential mortgage-backed non-agency	151	-	-	-	-	(86)	-	-	65	-
Commercial mortgage-backed	3	-	-	-	-	53	-	-	56	-
Collateralized debt obligations	42	-	-	-	-	284	-	-	326	-
Other asset-backed	193	-	-	-	-	(47)	-	-	146	-
Loans receivable	-	-	-	-	19	2,415	-	-	2,434	-
Loan repurchase commitments	-	-	-	-	-	715	-	-	715	-

Total assets	$569	$-	$-	$(32)	$19	$3,499	$8	$(10)	$4,053	$-

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 6: Fair Value of Financial Instruments (continued)

In millions	Balance, Beginning of Period	Realized (Gains) / Losses	Unrealized (Gains) / Losses Included in Earnings	Unrealized (Gains) / Losses Included in OCI	Foreign Exchange Recognized in OCI or Earnings	Purchases, Issuances and Settlements, net	Transfers out of Level 3 (1)	Transfers out of Level 3 (1)	Ending Balance	Change in Unrealized (Gains) Losses for the Period Included in Earnings for Liabilities Still Held as of March 31, 2010
Liabilities:
Credit derivative, net	$3,798	$63	$2,235	$-	$-	$(63)	$-	$-	$6,033	$2,254
Liabilities of consolidated VIEs:
VIE notes	-	-	16	-	6	5,349	-	-	5,371	16
Credit derivative, net	-	-	(42)	-	-	308	-	-	266	(42)

Total liabilities	$3,798	$63	$2,209	$-	$6	$5,594	$-	$-	$11,670	$2,228

(1) - Transferred in and out at the end of the period.

Transfers into and out of Level 3 were $35 million and $11 million, respectively, for the three months ended March 31, 2011. Transfers into and out of Level 2 were $11 million and $35 million, respectively, for the three months ended March 31, 2011. Transfers into Level 3 were principally for collateralized debt obligations, foreign governments and corporate obligations where inputs, which are significant to their valuation, became unobservable during the quarter. Transfers out of Level 3 were principally for other asset backed securities and collateralized debt obligations. These Level 2 inputs included spreads, prepayment speeds, default speeds, default severities, yield curves observable at commonly quoted intervals, and market corroborated inputs. There were no transfers into or out of Level 1. For the three months ended March 31, 2011, the net unrealized gains related to the transfers into Level 3 was under $1 thousand and the net unrealized losses related to the transfers out of Level 3 was zero.

Transfers into and out of Level 3 were $8 million and $10 million, respectively, for the three months ended March 31, 2010. Transfers into and out of Level 2 were $10 million and $8 million, respectively, for the three months ended March 31, 2010. Transfers out of Level 3 were principally for corporate obligations where inputs, which are significant to their valuation, became unobservable during the quarter. Transfers out of Level 2 were principally for other-asset backed securities. These inputs included spreads, yield curves observable at commonly quoted intervals, and market corroborated inputs. There were no transfers in or out of Level 1. For the three months ended March 31, 2010, the net unrealized losses related to the transfers into Level 3 was $130 thousand and the net unrealized gains related to the transfers out of Level 3 was $81 thousand.

All Level 1, 2 and 3 designations are made at the end of each accounting period.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 6: Fair Value of Financial Instruments (continued)

Gains and losses (realized and unrealized) included in earnings pertaining to Level 3 assets and liabilities for the three months ended March 31, 2011 and 2010 are reported on the consolidated statements of operations as follows:

	March 31, 2011
				Consolidated VIEs
In millions	Unrealized Gains (Losses) on Insured Derivatives	Net Realized Gains (Losses)	Net Gains (Losses) on Financial Instruments at Fair Value and Foreign Exchange	Net Realized Gains (Losses)	Net Gains (Losses) on Financial Instruments at Fair Value and Foreign Exchange
Total gains (losses) included in earnings	$(1,383)	$(386)	$1	$-	$16

Change in unrealized gains (losses) for the period included in earnings for assets and liabilities still held as of March 31, 2011	$(1,541)	$-	$-	$-	$(168)

	March 31, 2010
				Consolidated VIEs
In millions	Unrealized Gains (Losses) on Insured Derivatives	Net Realized Gains (Losses)	Net Gains (Losses) on Financial Instruments at Fair Value and Foreign Exchange	Net Realized Gains (Losses)	Net Gains (Losses) on Financial Instruments at Fair Value and Foreign Exchange
Total gains (losses) included in earnings	$(2,235)	$(63)	$-	$-	$26

Change in unrealized gains (losses) for the period included in earnings for assets and liabilities still held as of March 31, 2010	$(2,254)	$-	$-	$-	$26

Fair Value Option

MBIA Corp. elected to record at fair value certain financial instruments of the VIEs that have been consolidated in connection with the adoption of the accounting guidance for consolidation of VIEs, among others.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 6: Fair Value of Financial Instruments (continued)

The following table presents the changes in fair value included in MBIA Corp.’s consolidated statement of operations for the three months ended March 31, 2011 and 2010, for all financial instruments for which the fair value option was elected:

	Three Months Ended March 31, 2011			Three Months Ended March 31, 2010
In millions	Net Gains (Losses) on Financial Instruments at Fair Value and Foreign Exchange	Net Realized Gains (Losses)	Total Changes in Fair Value	Net Gains (Losses) on Financial Instruments at Fair Value and Foreign Exchange	Net Realized Gains (Losses)	Total Changes in Fair Value
Fixed-maturity securities held at fair value	$213	$-	$213	$15	$21	$36
Loans receivable at fair value:
Residential mortgage loans	101	-	101	238	220	458
Other loans	43	-	43	(26)	-	(26)
Loan repurchase commitments	32	-	32	216	63	279
Other assets	(40)	-	(40)	-	159	159
Long-term debt	(330)	-	(330)	(291)	(333)	(624)

The following table reflects the difference between the aggregate fair value and the aggregate remaining contractual principal balance outstanding as of March 31, 2011 and December 31, 2010, for loans and long-term debt for which the fair value option has been elected.

	As of March 31, 2011			As of December 31, 2010
In millions	Contractual Outstanding Principal	Fair Value	Difference	Contractual Outstanding Principal	Fair Value	Difference
Loans receivable at fair value:
Residential mortgage loans	$3,164	$2,115	$1,049	$3,334	$2,014	$1,320
Residential mortgage loans (90 days or more past due)	261	-	261	243	-	243
Other loans	410	155	255	412	124	288
Other loans (90 days or more past due)	150	57	93	149	45	104

Total loans receivable at fair value	$3,985	$2,327	$1,658	$4,138	$2,183	$1,955

Long-term debt	$15,866	$7,034	$8,832	$17,619	$6,714	$10,905

Substantially all gains and losses included in earnings during the periods ended March 31, 2011 and December 31, 2010 on loans receivable and long-term debt are attributable to credit risk. This is primarily due to the high rate of defaults on loans and the collateral supporting the long-term debt, resulting in depressed pricing of the financial instruments.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 7: Investments

MBIA Corp.’s fixed-maturity portfolio consists of high-quality (average rating double-A) taxable and tax-exempt investments of diversified maturities. Other investments are primarily comprised of equity investments. The following tables present the amortized cost, fair value and other-than-temporary impairments of available-for-sale fixed-maturity and other investments included in the consolidated investment portfolio of MBIA Corp. as of March 31, 2011 and December 31, 2010:

	March 31, 2011
In millions	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Other-Than- Temporary Impairments(1)
Fixed-maturity investments:
Taxable bonds:
U.S. Treasury and government agency	$349	$-	$(4)	$345	$-
Foreign governments	414	14	-	428	-
Corporate obligations	381	1	(4)	378	-
Mortgage-backed securities:
Residential mortgage-backed agency	46	-	(1)	45	-
Residential mortgage-backed non-agency	89	42	(1)	130	-
Commercial mortgage-backed	10	1	(1)	10	-
Asset-backed securities:
Collateralized debt obligations	6	-	-	6	-
Other asset-backed	154	1	(62)	93	-
State and municipal bonds	31	-	(2)	29	-

Total taxable bonds	1,480	59	(75)	1,464	-
Tax-exempt bonds:
State and municipal bonds	1	-	-	1	-

Total tax-exempt	1	-	-	1	-

Total fixed-maturity investments	1,481	59	(75)	1,465	-
Other investments:
Perpetual preferred securities	1	-	-	1	-
Other investments	8	1	-	9	-
Money market securities	475	-	-	475	-

Total other investments	484	1	-	485	-

Total available-for-sale investments	$1,965	$60	$(75)	$1,950	$-

(1) - Represents the amount of other-than-temporary losses recognized in accumulated other comprehensive income (loss).

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 7: Investments (continued)

	December 31, 2010
In millions	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Other-Than- Temporary Impairments(1)
Fixed-maturity investments:
Taxable bonds:
U.S. Treasury and government agency	$452	$1	$(3)	$450	$-
Foreign governments	450	18	-	468	-
Corporate obligations	737	3	(4)	736	-
Mortgage-backed securities:
Residential mortgage-backed agency	84	-	-	84	-
Residential mortgage-backed non-agency	74	30	(2)	102	-
Commercial mortgage-backed	84	24	-	108	-
Asset-backed securities:
Collateralized debt obligations	13	1	-	14	-
Other asset-backed	153	1	(63)	91	-
State and municipal	31	-	-	31	-

Total taxable bonds	2,078	78	(72)	2,084	-
Tax-exempt bonds:
State and municipal	43	2	-	45	-

Total tax-exempt bonds	43	2	-	45	-

Total fixed-maturity investments	2,121	80	(72)	2,129	-
Other investments:
Other investments	9	1	-	10	-
Money market securities	49	-	-	49	-

Total other investments	58	1	-	59	-

Total available-for-sale investments	$2,179	$81	$(72)	$2,188	$-

(1) - Represents the amount of other-than-temporary losses recognized in accumulated other comprehensive income (loss).

Fixed-maturity investments carried at fair value of $5 million as of March 31, 2011 and December 31, 2010, were on deposit with various regulatory authorities to comply with state insurance laws.

The following table presents the distribution by contractual maturity of available-for-sale fixed-maturity investments at amortized cost and fair value as of March 31, 2011. Contractual maturity may differ from expected maturity because borrowers may have the right to call or prepay obligations.

In millions	Amortized Cost	Fair Value
Due in one year or less	$322	$323
Due after one year through five years	439	450
Due after five years through ten years	358	355
Due after ten years through fifteen years	17	17
Due after fifteen years	40	36
Mortgage-backed	145	185
Asset-backed	160	99

Total fixed-maturity investments	$1,481	$1,465

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 7: Investments (continued)

Investments that are held-to-maturity are reported on MBIA Corp.’s consolidated balance sheets at amortized cost. These investments, which primarily relate to MBIA Corp.’s consolidated VIEs, primarily consist of ABS and loans issued by major national and international corporations and other structured finance clients. As of March 31, 2011, the amortized cost and fair value of held-to-maturity investments totaled $2.8 billion and $2.7 billion, respectively. There were $6 million of unrecognized gross gains and unrecognized gross losses were $154 million. As of December 31, 2010, the amortized cost and fair value of held-to-maturity investments totaled $2.8 billion and $2.6 billion, respectively. There were no unrecognized gross gains and unrecognized gross losses were $204 million as of December 31, 2010. The following table presents the distribution of held-to-maturity investments by contractual maturity at amortized cost and fair value as of March 31, 2011:

			Consolidated VIEs

In millions	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in one year or less	$-	$-	$-	$-
Due after one year through five years (1)	1	1	-	-
Due after five years through ten years	-	-	-	-
Due after ten years through fifteen years	-	-	-	-
Due after fifteen years	-	-	-	-
Mortgage-backed	-	-	-	-
Asset-backed	-	-	2,840	2,692

Total held-to-maturity investments	$1	$1	$2,840	$2,692

(1) - Relates to tax credit investments reported in “Other investments” on the consolidated balance sheet.

As of March 31, 2011 and December 31, 2010, MBIA Corp. recorded net unrealized losses of $15 million and net unrealized gains of $9 million, respectively, on available-for-sale securities, comprised of fixed-maturity and other investments, which included $75 million and $72 million, respectively, of gross unrealized losses. The following tables present the gross unrealized losses included in accumulated other comprehensive income (loss) as of March 31, 2011 and December 31, 2010 related to available-for-sale fixed-maturity and other investments. These tables segregate investments that have been in a continuous unrealized loss position for less than twelve months from those that have been in a continuous unrealized loss position for twelve months or longer.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 7: Investments (continued)

	March 31, 2011
	Less than 12 Months		12 Months or Longer		Total
In millions	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Fixed-maturity investments:
Taxable bonds:
U.S. Treasury and government agency	$333	$(4)	$-	$-	$333	$(4)
Foreign governments	106	-	-	-	106	-
Corporate obligations	230	(2)	8	(2)	238	(4)
Mortgage-backed securities:
Residential mortgage-backed agency	36	(1)	-	-	36	(1)
Residential mortgage-backed non-agency	15	-	12	(1)	27	(1)
Commercial mortgage-backed	5	(1)	-	-	5	(1)
Asset-backed securities:
Collateralized debt obligations	3	-	-	-	3	-
Other asset-backed	15	(1)	51	(61)	66	(62)
State and municipal	15	(2)	-	-	15	(2)

Total taxable bonds	758	(11)	71	(64)	829	(75)
Tax-exempt bonds:
State and municipal	1	-	-	-	1	-

Total tax-exempt bonds	1	-	-	-	1	-

Total fixed-maturity investments	759	(11)	71	(64)	830	(75)
Other investments:
Perpetual preferred securities	1	-	-	-	1	-

Total other investments	1	-	-	-	1	-

Total	$760	$(11)	$71	$(64)	$831	$(75)

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 7: Investments (continued)

	December 31, 2010
	Less than 12 Months		12 Months or Longer		Total
In millions	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Fixed-maturity investments:
Taxable bonds:
U.S. Treasury and government agency	$330	$(3)	$-	$-	$330	$(3)
Foreign governments	32	-	-	-	32	-
Corporate obligations	250	(1)	7	(3)	257	(4)
Mortgage-backed securities:
Residential mortgage-backed agency	60	-	-	-	60	-
Residential mortgage-backed non-agency	16	(1)	8	(1)	24	(2)
Commercial mortgage-backed	7	-	-	-	7	-
Asset-backed securities:
Collateralized debt obligations	2	-	-	-	2	-
Other asset-backed	16	(1)	48	(62)	64	(63)
State and municipal	21	-	-	-	21	-

Total taxable bonds	734	(6)	63	(66)	797	(72)
Tax-exempt bonds:
State and municipal	5	-	-	-	5	-

Total tax-exempt bonds	5	-	-	-	5	-

Total	$739	$(6)	$63	$(66)	$802	$(72)

The following table presents the gross unrealized losses of held-to-maturity investments as of March 31, 2011 and December 31, 2010. Held-to-maturity investments are reported at amortized cost on MBIA Corp.’s consolidated balance sheets. The table segregates investments that have been in a continuous unrealized loss position for less than twelve months from those that have been in a continuous unrealized loss position for twelve months or longer.

	March 31, 2011
	Less than 12 Months		12 Months or Longer		Total
In millions	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Assets of consolidated VIEs:
Other asset-backed securities	$-	$-	$2,371	$(154)	$2,371	$(154)

Total	$-	$-	$2,371	$(154)	$2,371	$(154)

	December 31, 2010
	Less than 12 Months		12 Months or Longer		Total
In millions	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Assets of consolidated VIEs:
Other asset-backed securities	$-	$-	$2,635	$(204)	$2,635	$(204)

Total	$-	$-	$2,635	$(204)	$2,635	$(204)

As of March 31, 2011 and December 31, 2010, MBIA Corp.’s available-for-sale fixed-maturity investment, other investment and held-to-maturity investment portfolios’ gross unrealized losses totaled $229 million and $276 million, respectively. The weighted average contractual maturity of securities in an unrealized loss position as of March 31, 2011 and December 31, 2010 was 22 and 24

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 7: Investments (continued)

years, respectively. As of March 31, 2011, there were 35 securities that were in an unrealized loss position for a continuous twelve-month period or longer with aggregate unrealized losses of $218 million. Within the 35 securities, the book value of 23 securities exceeded market value by more than 5%. As of December 31, 2010, there were 34 securities that were in an unrealized loss position for a continuous twelve-month period or longer with aggregate unrealized losses of $270 million. Within the 34 securities, the book value of 31 securities exceeded market value by more than 5%.

MBIA Corp. has evaluated on a security-by-security basis whether the unrealized losses in its investment portfolios were other-than-temporary considering duration and severity of unrealized losses, the circumstances that gave rise to the unrealized losses, and whether MBIA Corp. has the intent to sell the securities or more likely than not will be required to sell the securities before their anticipated recovery. Based on its evaluation, MBIA Corp. determined that the unrealized losses on the remaining securities were temporary in nature because its impairment analysis, including projected future cash flows, indicated that MBIA Corp. would be able to recover the amortized cost of impaired assets. MBIA Corp. also concluded that it does not have the intent to sell securities in an unrealized loss position and it is more likely than not that it will not have to sell these securities before recovery of their cost basis. In making this conclusion, MBIA Corp. examined the cash flow projections for its investment portfolios, the potential sources and uses of cash in its businesses, and the cash resources available to its business other than sales of securities. It also considered the existence of any risk management or other plans as of March 31, 2011 that would require the sale of impaired securities. On a quarterly basis, MBIA Corp. re-evaluates the unrealized losses in its investment portfolios to determine whether an impairment loss should be realized in current earnings. Refer to “Note 8: Investment Income and Gains and Losses” for information on realized losses due to other-than-temporary impairments.

Note 8: Investment Income and Gains and Losses

The following table includes MBIA Corp.’s total investment income:

	Three Months Ended March 31,
In millions	2011	2010
Gross investment income:
Fixed-maturity	$27	$24
Short-term investments	-	2
Other investments	5	9
Consolidated VIEs	13	10

Gross investment income	45	45
Investment expenses	2	2

Net investment income	43	43
Realized gains and losses:
Fixed-maturity:
Gains	31	5
Losses	(4)	-

Total net realized gains (losses)(1)	27	5

Total investment income	$70	$48

(1)-	These balances are included in the “Net gains (losses) on financial instruments at fair value and foreign exchange” line item on MBIA Corp.’s consolidated statements of operations.

Net realized gains (losses) from fixed-maturity investments are generated as a result of the ongoing management of all of MBIA Corp.’s investment portfolios in 2011 and 2010. The increase in net realized gains was primarily driven by asset sales to finance commutation payments and continue to grow MBIA Corp.’s liquidity position.

The portion of other-than-temporary impairment losses on fixed-maturity securities that does not represent credit losses is recognized in accumulated other comprehensive income (loss). The following table presents the amount of credit loss impairments recognized in earnings on fixed-maturity securities held by MBIA Corp. for the three months ended March 31, 2010, for which a portion of the other-than-temporary impairment losses was recognized in accumulated other comprehensive income (loss), and the corresponding changes in such amounts. There were no other-than-temporary impairments in 2011.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 8: Investment Income and Gains and Losses (continued)

In millions	Three Months Ended March 31,
Credit Losses Recognized in Earnings Related to Other-Than-Temporary Impairments	2010
Beginning Balance	$93
Accounting Transition Adjustment(1)	(93)

Ending Balance	$-

(1) - Reflects the adoption of the accounting principles for the consolidation of VIEs.

Net unrealized gains (losses), including related deferred income taxes, reported in accumulated other comprehensive income (loss) within shareholders’ equity consisted of:

In millions	As of March 31, 2011	As of December 31, 2010
Fixed-maturity:
Gains	$59	$80
Losses	(75)	(72)
Foreign exchange	22	(28)

Net	6	(20)
Other investments:
Gains	1	1

Net	1	1

Total	7	(19)
Deferred income taxes (benefit) provision	(11)	(5)

Unrealized gains (losses), net	$18	$(14)

The change in net unrealized gains (losses), including the portion of other-than-temporary impairments and related deferred income taxes, reported in accumulated other comprehensive income (loss) within shareholders’ equity consisted of:

In millions	As of March 31, 2011	As of December 31, 2010
Fixed-maturity(1)	$26	$160
Other investments	-	1

Total	26	161
Deferred income tax (credited) charged	(6)	(10)

Change in unrealized gains (losses), net	$32	$171

(1) - The 12 month change at December 31, 2010 included $134 million of net unrealized gains due to the transition adjustment for the adoption of the accounting principles for consolidation of VIEs.

Note 9: Derivative Instruments

MBIA Corp. accounts for derivative transactions in accordance with the accounting principles for derivative and hedging activities, as amended, which requires that all such transactions be recorded on MBIA Corp.’s consolidated balance sheets at fair value. Refer to “Note 6: Fair Value of Financial Instruments” for the definition of fair value of derivative instruments.

Changes in the fair value of derivatives, excluding insured derivatives, are recorded each period in current earnings within “Net gains (losses) on financial instruments at fair value and foreign exchange.” Changes in the fair value of insured derivatives are recorded each period in current earnings within “Net change in fair value of insured derivatives.” The net change in the fair value of MBIA Corp.’s insured derivatives has two primary components: (i) realized gains (losses) and other settlements on insured derivatives and (ii) unrealized gains (losses) on insured derivatives. “Realized gains (losses) and other settlements on insured derivatives” include

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 9: Derivative Instruments (continued)

(i) premiums received and receivable on written CDS contracts, (ii) premiums paid and payable to reinsurers in respect of CDS contracts, (iii) net amounts received or paid on reinsurance commutations, (iv) losses paid and payable to CDS contract counterparties due to the occurrence of a credit event or settlement agreement, (v) losses recovered and recoverable on purchased CDS contracts due to the occurrence of a credit event or settlement agreement and (vi) fees relating to CDS contracts. The “Unrealized gains (losses) on insured derivatives” include all other changes in fair value of the insured derivative contracts.

MBIA Corp. has entered into derivative transactions that it viewed as an extension of its core financial guarantee business but which do not qualify for the financial guarantee scope exception and, therefore, must be recorded at fair value in MBIA Corp.’s consolidated balance sheets. MBIA Corp. reduces risks embedded in its insured portfolio through the use of reinsurance. This includes cessions of insured derivatives under reinsurance agreements, in which MBIA Corp. economically hedges a portion of the credit and market risk associated with its insured credit derivative portfolio. Such arrangements are also accounted for as derivatives and recorded in MBIA Corp.’s consolidated financial statements at fair value. As of March 31, 2011 and December 31, 2010, the amount of these arrangements was immaterial.

Variable Interest Entities

The consolidated variable interest entities have entered into derivative transactions primarily consisting of interest rate swaps and CDS contracts. Interest rate swaps are entered into to hedge the risks associated with fluctuations in interest rates or fair values of certain contracts. CDS contracts are entered into to hedge credit risk or to replicate investments in cash assets.

Credit Derivatives Sold

The following table presents information about credit derivatives sold (insured) by MBIA Corp. that were outstanding as of March 31, 2011. Credit ratings represent the lower of underlying ratings currently assigned by Moody’s, S&P or MBIA.

In millions	Weighted Average Remaining Expected Maturity	Notional Value
Credit Derivatives Sold		AAA	AA	A	BBB	Below BBB	Total Notional	Fair Value Asset (Liability)
Insured credit default swaps	7.4 Years	$19,585	$18,513	$9,208	$14,457	$36,015	$97,778	$(5,827)
Non-insured credit default swaps-VIE	4.6 Years	-	-	-	-	2,581	2,581	(1,332)
Insured swaps	18.8 Years	-	281	3,403	3,547	165	7,396	(11)
All others	8.2 Years	-	-	113	-	195	308	(49)

Total notional		$19,585	$18,794	$12,724	$18,004	$38,956	$108,063

Total fair value		$(27)	$(83)	$(255)	$(734)	$(6,120)		$(7,219)

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 9: Derivative Instruments (continued)

The following table presents information about credit derivatives sold (insured) by MBIA Corp. that were outstanding as of December 31, 2010. Credit ratings represent the lower of underlying ratings currently assigned by Moody’s, S&P or MBIA.

In millions	Weighted	Notional Value
Credit Derivatives Sold	Average Remaining Expected Maturity	AAA	AA	A	BBB	Below BBB	Total Notional	Fair Value Asset (Liability)
Insured credit default swaps	7.5 Years	$20,721	$18,530	$11,323	$15,356	$34,341	$100,271	$(4,455)
Non-insured credit default swaps-VIE	4.8 Years	-	-	-	-	2,612	2,612	(1,455)
Insured swaps	16.4 Years	-	290	3,403	4,372	676	8,741	(11)
All others	8.5 Years	-	-	113	-	195	308	(39)

Total notional		$20,721	$18,820	$14,839	$19,728	$37,824	$111,932

Total fair value		$(41)	$(86)	$(315)	$(477)	$(5,041)		$(5,960)

Referenced credit ratings assigned by MBIA Corp. to insured credit derivatives are derived by MBIA Corp.’s surveillance group. In assigning an internal rating, current status reports from issuers and trustees, as well as publicly available transaction-specific information, are reviewed. Also, where appropriate, cash flow analyses and collateral valuations are considered. The maximum potential amount of future payments (undiscounted) on CDS contracts are estimated as the notional value plus any additional debt service costs, such as interest or other amounts owing on CDS contracts. The maximum amount of future payments that MBIA Corp. may be required to make under these guarantees is $112.4 billion. This amount is net of $774 million of insured derivatives ceded under reinsurance agreements in which MBIA Corp. economically hedges a portion of the credit and market risk associated with its insured derivatives. The maximum potential amount of future payments (undiscounted) on insured swaps are estimated as the notional value of such contracts.

MBIA Corp. may hold recourse provisions with third parties in derivative transactions through both reinsurance and subrogation rights. MBIA Corp.’s reinsurance arrangements provide that should MBIA Corp. pays a claim under a guarantee of a derivative contract, then MBIA Corp. could collect amounts from any reinsurers that have reinsured the guarantee on either a proportional or non-proportional basis, depending upon the underlying reinsurance agreement. MBIA Corp. may also have recourse through subrogation rights whereby if MBIA Corp. makes a claim payment, it is entitled to any rights of the insured counterparty, including the right to any assets held as collateral.

Financial Statement Impact

As of March 31, 2011 and December 31, 2010, MBIA Corp. reported derivative assets of $725 million and $839 million, respectively, and derivative liabilities of $7.8 billion and $6.6 billion, respectively, which are shown separately on the consolidated balance sheets. The following table presents the amount of derivative assets and liabilities by instrument as of March 31, 2011:

In millions	Notional Amount Outstanding	Derivative Assets		Derivative Liabilities
			Fair Value
Derivative Instruments		Balance Sheet Location		Balance Sheet Location	Fair Value
Not designated as hedging instruments:
Insured credit default swaps	$97,778	Derivative assets	$-	Derivative liabilities	$(5,827)
Non-insured credit default swaps-VIE	5,074	Derivative assets-VIE	704	Derivative liabilities-VIE	(1,332)
Insured swaps	12,148	Derivative assets	10	Derivative liabilities	(11)
Interest rate swaps -VIE	13,538	Derivative assets-VIE	3	Derivative liabilities-VIE	(566)
Cross Currency Swaps -VIE	133	Derivative assets-VIE	-	Derivative liabilities-VIE	(12)
All other	420	Derivative assets	-	Derivative liabilities	(49)
All other-VIE	573	Derivative assets-VIE	8	Derivative liabilities-VIE	-

Total derivatives	$129,664		$725		$(7,797)

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 9: Derivative Instruments (continued)

The following table presents the amount of derivative assets and liabilities by instrument as of December 31, 2010:

In millions
	Notional	Derivative Assets		Derivative Liabilities
Derivative Instruments	Amount Outstanding	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Not designated as hedging instruments:
Insured credit default swaps	$100,296	Derivative assets	$-	Derivative liabilities	$(4,455)
Non-insured credit default swaps-VIE	3,973	Derivative assets-VIE	817	Derivative liabilities-VIE	(1,455)
Insured swaps	13,501	Derivative assets	10	Derivative liabilities	(11)
Interest rate swaps -VIE	14,054	Derivative assets-VIE	2	Derivative liabilities-VIE	(635)
Cross Currency Swaps -VIE	137	Derivative assets-VIE	-	Derivative liabilities-VIE	(14)
All other	420	Derivative assets	-	Derivative liabilities	(39)
All other-VIE	592	Derivative assets-VIE	10	Derivative liabilities-VIE	-

Total derivatives	$132,973		$839		$(6,609)

The following table shows the effect of derivative instruments on the consolidated statements of operations for the three month ended March 31, 2011:

In millions
Derivatives Not Designated as Hedging Instruments	Location of Gain (Loss) Recognized in Income on Derivative	Net Gain (Loss) Recognized in Income
Insured credit default swaps	Unrealized gains (losses) on insured derivatives	$(1,373)
Insured credit default swaps	Realized gains (losses) and other settlements on insured derivatives	(354)
Non-insured credit default swaps-VIE	Net gains (losses) on financial instruments at fair value and foreign exchange-VIE	11
Insured swaps	Unrealized gains (losses) on insured derivatives	-
Interest rate swaps-VIE	Net gains (losses) on financial instruments at fair value and foreign exchange-VIE	69
Currency swap-VIE	Net gains (losses) on financial instruments at fair value and foreign exchange-VIE	2
All other	Unrealized gains (losses) on insured derivatives	(11)
All other	Net gains (losses) on financial instruments at fair value and foreign exchange	-
All other-VIE	Net gains (losses) on financial instruments at fair value and foreign exchange-VIE	(2)

Total		$(1,658)

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Notes to Consolidated Financial Statements

Note 9: Derivative Instruments (continued)

The following table shows the effect of derivative instruments on the consolidated statements of operations for the three months ended March 31, 2010:

In millions
Derivatives Not Designated as Hedging Instruments	Location of Gain (Loss) Recognized in Income on Derivative	Net Gain (Loss) Recognized in Income
Insured credit default swaps	Unrealized gains (losses) on insured derivatives	$(2,217)
Insured credit default swaps	Realized gains (losses) and other settlements on insured derivatives	(34)
Non-insured credit default swaps-VIE	Net gains (losses) on financial instruments at fair value and foreign exchange-VIE	43
Insured swaps	Unrealized gains (losses) on insured derivatives	(1)
Interest rate swaps-VIE	Net gains (losses) on financial instruments at fair value and foreign exchange-VIE	(32)
All other	Unrealized gains (losses) on insured derivatives	(17)
All other	Net gains (losses) on financial instruments at fair value and foreign exchange	(7)
All other-VIE	Net gains (losses) on financial instruments at fair value and foreign exchange-VIE	(7)

Total		$(2,272)

Note 10: Income Taxes

MBIA Corp.’s income taxes and the related effective tax rates for the three months ended March 31, 2011 and 2010 were as follows:

	Three Months Ended March 31,
In millions	2011		2010
Pre-tax income (loss)	$(1,616)		$(2,287)
Provision (benefit) for income taxes	$(573)	35.5%	$(813)	35.5%

MBIA Corp.’s effective tax rate related to its pre-tax loss for the three months ended March 31, 2011 and 2010 reflects net unrealized loss on its insured derivative portfolio, the tax-exempt interest from investments, and a decrease in its valuation allowance.

For the interim reporting purposes, MBIA Corp. has calculated its effective tax rate for the full year of 2011 by treating the unrealized gains and losses on its insured derivative portfolio as a discrete item. As such, this amount is not included when projecting MBIA Corp.’s full year effective tax rate but rather is accounted for at the federal statutory rate of 35% after applying the projected full year effective tax rate to actual three-month results before the discrete item. Given MBIA Corp.’s inability to estimate this item for the full year of 2011, MBIA Corp. believes that it is appropriate to treat net unrealized gains and losses on its insured derivative portfolio as a discrete item for purposes of calculating its effective tax rate for the year.

Deferred Tax Asset, Net of Valuation Allowance

MBIA Corp. establishes a valuation allowance against its deferred tax asset when it is more likely than not that all or a portion of the deferred tax asset will not be realized. All evidence, both positive and negative, needs to be identified and considered in making the determination. Future realization of the existing deferred tax asset ultimately depends, in part, on the existence of sufficient taxable income of appropriate character (for example, ordinary income versus capital gains) within the carryforward period available under the tax law.

As of March 31, 2011, MBIA Corp. reported a net deferred tax asset of $1.5 billion, which includes a $5 million valuation allowance. MBIA Corp. has a full valuation allowance against the deferred tax asset related to losses from asset impairments and realized losses

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Notes to Consolidated Financial Statements

Note 10: Income Taxes (continued)

from sales of investments as these losses are considered capital losses, have a five year carryforward period, and can only be offset by capital gain income.

MBIA Corp. has concluded that it is more likely than not that the remaining deferred tax assets will be realized. In its conclusion, MBIA Corp. considered the following evidence (both positive and negative):

•

Due to the long-tail nature of the financial guarantee business, it is important to note that MBIA Corp., without regard to any new business, will have a steady stream of scheduled premium earnings with respect to the existing insured portfolio. MBIA Corp.’s announcement in February 2008 of a temporary suspension in writing new structured finance transactions and a permanent cessation with respect to insuring new CDS contracts, except in transactions related to the reduction of existing derivative exposure, would not have an impact on the expected earnings related to the existing insured portfolio. Although MBIA Corp. expects a significant portion of the unrealized losses to reverse over time, MBIA Corp. performed taxable income projections over a fifteen and twenty year period to determine whether it will have sufficient income to offset its deferred tax asset that will generate future ordinary deductions. In this analysis, MBIA Corp. concluded that premium earnings, even without regard to any new business, combined with investment income, less deductible expenses, will be sufficient to recover its net deferred tax asset.

•

MBIA Corp.’s taxable income projections used to assess the recoverability of its deferred tax asset include an estimate of future loss and LAE equal to the present value discount of loss reserves already recognized on MBIA Corp.’s consolidated balance sheets and an estimate of LAE which is generally insignificant. MBIA Corp. does not assume additional losses, with the exception of the accretion of its existing present value loss reserves, because MBIA Corp. establishes case basis reserves on a present value basis based on an estimate of probable losses on specifically identified credits that have defaulted or are expected to default.

•

As of March 31, 2011, MBIA Corp. had a deferred tax asset of $8 million related to unrealized gains and losses on investments. MBIA Corp. intends to hold these investments until maturity or until such time as the value recovers. As such, MBIA Corp. expects that the related deferred tax assets will reverse over the life of the securities.

•

Approximately $1.8 billion of the net deferred tax asset relates to losses on insured credit derivatives of approximately $5.1 billion. MBIA Corp. believes that such deferred tax asset “will more likely than not” be realized as MBIA Corp. expects the unrealized losses and its related deferred tax asset to substantially reverse over time.

•

MBIA Corp. files its U.S. Corporation Income Tax Return as a member of the MBIA Inc. consolidated group and participates in the MBIA Tax Sharing Agreement under which MBIA Corp. is allocated its share of consolidated tax liability or tax benefit as determined under the tax sharing agreement.

•

While the ratings downgrades by the rating agencies have significantly adversely impacted MBIA Corp.’s ability to write new business, the downgrades did not have a material impact on earnings from the existing insured portfolio, which MBIA Corp. believes will be sufficient to absorb losses in the event that the cumulative unrealized losses become fully impaired.

•

With respect to installment policies, MBIA Corp. generally does not have an automatic cancellation provision solely in connection with ratings downgrades. For purposes of projecting future taxable income, MBIA Corp. has applied a haircut to adjust for the possible cancellation of future installment premiums based on recent data. With regard to upfront policies, to the extent that the issuer chooses to terminate a policy, any unearned premium reserve with respect to that policy will be accelerated into earnings (i.e. refundings).

•

With respect to insured CDS contracts, in the event that there are defaults for which MBIA Corp. is required to pay claims on such CDS contracts, MBIA Corp. believes that the losses should be characterized as ordinary losses for tax purposes and, as such, the actual and expected payments will be recorded as losses incurred for statutory accounting purposes. However, because the federal income tax treatment of CDS contracts is an unsettled area of tax law, in the event that the Internal Revenue Service (“IRS”) has a different view and considers the losses as capital losses, MBIA Corp. may be required to establish a valuation allowance against substantially all of the deferred tax asset related to these losses, until such time as it has sufficient capital gains to offset the losses. The establishment of this valuation allowance would have a material adverse effect on MBIA Corp.’s financial condition at the time of its establishment.

After reviewing all of the evidence available, both positive and negative, MBIA believes that it has appropriately valued the recoverability of its deferred tax assets, net of the valuation allowance, as of March 31, 2011. MBIA Corp. continues to assess the adequacy of its valuation allowance as additional evidence becomes available. MBIA Corp.’s recent financial results have been volatile which has impacted management’s ability to project accurately future taxable income. Continued volatility or losses beyond

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Notes to Consolidated Financial Statements

Note 10: Income Taxes (continued)

those projected may cause MBIA Corp. to conclude that certain of the deferred tax assets within the $1.5 billion as of March 31, 2011 may not be realizable.

Ownership Change under Section 382 of the Internal Revenue Code

Section 382 of the Internal Revenue Code of 1986, as amended, imposes annual limitations on the utilization of net operating loss (“NOL”) carryforwards, other tax carryforwards, and certain built-in losses upon an ownership change as defined under that section. In general terms, an ownership change may result from transactions that increase the aggregate ownership of certain shareholders in MBIA Inc.’s by more than fifty percentage points over a three year testing period (“Section 382 Ownership Change”).

During the quarter, the cumulative ownership shift decreased to approximately 25%. This was due to the expiration of the three-year window with respect to Section 382 testing with respect to the following:

•	The Warburg Pincus acquisition of MBIA Inc’s stock in a secondary offering on January 30, 2008.

•	The equity issuance which took place on February 13, 2008.

Although the cumulative ownership shift as of March 31, 2011 is significantly less than the 50% threshold, MBIA Inc. continues to monitor any changes in its ownership for new 5% owners, certain dispositions by 5% owners, future equity issuances and redemptions and repurchases of equity.

Treatment of Undistributed Earnings of Certain Foreign Subsidiaries—“Accounting for Income Taxes – Special Areas”

No U.S. deferred income taxes have been provided on the undistributed earnings of MBIA UK, MBIA Mexico and MBIA Assurance, which merged into MBIA UK as of December 31, 2007, because of MBIA Corp.’s practice and intent to permanently reinvest its earnings. The cumulative amounts of such untaxed earnings were $16 million and $114 million as of March 31, 2011 and December 31, 2010, respectively.

Accounting for Uncertainty in Income Taxes

It is MBIA Corp.’s policy to record any change in unrecognized tax benefits (“UTBs”) and related interest and penalties to income taxes in the statement of operations. As of March 31, 2011 and December 31, 2010, there were no material changes in UTBs, interest, or penalties.

MBIA Corp.’s significant major tax jurisdictions include the U.S. and the United Kingdom.

MBIA and its U.S. subsidiaries file a U.S. consolidated federal income tax return. The IRS is currently examining tax years 2004 through 2009. MBIA Corp. expects this examination to be concluded before December 31, 2011, subject to review by the Joint Committee on Taxation. The U.K. tax authorities are currently auditing tax years 2005 through 2008. MBIA Corp. expects the examinations to be concluded before December 31, 2011. French tax matters have been concluded through 2007 including the settlement.

It is reasonably possible that the total amount of unrecognized tax benefit will significantly increase or decrease within the next 12 months due to the possibility of finalizing adjustments and concluding all significant tax examinations. The range of this possible change to the amount of the uncertain tax benefit cannot be estimated at this time.

Note 11: Commitments and Contingencies

In the normal course of operating its business, MBIA Corp. may be involved in various legal proceedings. Additionally, MBIA may be involved in various legal proceedings that directly or indirectly impact MBIA Corp.

MBIA has received subpoenas or informal inquiries from a variety of regulators, regarding a variety of subjects. MBIA has cooperated fully with each of these regulators and has or is in the process of satisfying all such requests. MBIA may receive additional inquiries from these or other regulators and expects to provide additional information to such regulators regarding their inquiries in the future.

On July 23, 2008, the City of Los Angeles filed a complaint in the Superior Court of the State of California, County of Los Angeles, against a number of financial guarantee insurers, including MBIA. At the same time and subsequently, additional complaints against MBIA and nearly all of the same co-defendants were filed by the City of Stockton, the City of Oakland, the City and County of San

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Note 11: Commitments and Contingencies (continued)

Francisco, the County of San Mateo, the County of Alameda, the City of Los Angeles Department of Water and Power, the Sacramento Municipal Utility District, the City of Sacramento, the City of Riverside, the Los Angeles World Airports, the City of Richmond, Redwood City, the East Bay Municipal Utility District, the Sacramento Suburban Water District, the City of San Jose, the County of Tulare, the Regents of the University of California , Contra Costa County, the Redevelopment Agency of the City of Riverside, and the Public Financing Authority of the City of Riverside, The Olympic Club, the Jewish Community Center of San Francisco and the Redevelopment Agency of San Jose. These cases are, or are expected to become, part of a coordination proceeding in Superior Court, San Francisco County, before Judge Richard A. Kramer, referred to as the Ambac Bond Insurance Cases, which name as defendants MBIA, Ambac Assurance Corp., Syncora Guarantee, Inc. f/k/a XL Capital Assurance Inc., Financial Security Assurance, Inc., Assured Guaranty Corp., Financial Guaranty Insurance Company, and CIFG Assurance North America, Inc., Fitch Inc., Fitch Ratings, Ltd., Fitch Group, Inc., Moody’s Corporation, Moody’s Investors Service, Inc., The McGraw-Hill Companies, Inc., and Standard & Poor’s Financial Services LLC.

The claims as they now stand allege participation by all defendants in a conspiracy in violation of California’s antitrust laws to maintain a dual credit rating scale that misstated the credit default risk of municipal bond issuers and not-for-profit issuers and thus created market demand for bond insurance. Plaintiffs also allege that the individual bond insurers participated in risky financial transactions in other lines of business that damaged each bond insurer’s financial condition (thereby undermining the value of each of their guaranties), and each failed adequately to disclose the impact of those transactions on their financial condition. In addition to the statutory antitrust claim, plaintiffs assert common law theories in breach of contract, breach of the covenant of good faith and fair dealing, fraud, negligent misrepresentation, negligence, and unjust enrichment. The non-municipal plaintiffs also allege a California unfair competition cause of action. Defendants’ demurrers were filed on September 17, 2010 and plaintiffs’ opposition to demurrers were filed on October 22, 2010. On November 30, 2010, prior to the hearing on the demurrers, the credit rating agency defendants removed the seven actions in which they were named to the United States District Court for the Northern District of California. On December 8, 2010, defendant Ambac Assurance Corp. removed the remaining actions. On January 31, 2011, the district court granted plaintiffs motion to remand the cases back to San Francisco Superior Court. A hearing on demurrers and a case management conference is scheduled for July 6, 2011.

On July 23, 2008, the City of Los Angeles filed a separate complaint in the Superior Court, County of Los Angeles, naming as defendants MBIA and other financial institutions, and alleging fraud and violations of California’s antitrust laws through bid-rigging in the sale of guaranteed investment contracts and what plaintiffs call “municipal derivatives” to municipal bond issuers. The case was removed to federal court and transferred by order dated November 26, 2008, to the Southern District of New York for inclusion in the multidistrict litigation In re Municipal Derivatives Antitrust Litigation, M.D.L. No. 1950. Complaints making the same allegations against MBIA and nearly all of the same co-defendants were then, or subsequently, filed by the County of San Diego, the City of Stockton, the County of San Mateo, the County of Contra Costa, Los Angeles World Airports, the Redevelopment Agency of the City of Stockton, the Public Financing Authority of the City of Stockton, the County of Tulare, the Sacramento Suburban Water District, Sacramento Municipal Utility District, the City of Riverside, the Redevelopment Agency of the City of Riverside, the Public Financing Authority of the City of Riverside, Redwood City, the East Bay Municipal Utility District, the Redevelopment Agency of the City and County of San Francisco, the City of Richmond, the City of San Jose, the San Jose Redevelopment Agency, the State of West Virginia, Los Angeles Unified School District and three not-for-profit retirement community operators, Active Retirement Community, Inc. d/b/a Jefferson’s Ferry, Kendal on Hudson, Inc. and Paconic Landing at Southhold Inc. These cases have all been added to the multidistrict litigation. Plaintiffs in all of the cases assert federal and either California or New York state antitrust claims. In February, 2010, MBIA moved to dismiss the then-existing complaints and, on April 28, 2010, Judge Victor Marrero denied the motion. MBIA’s motion for reconsideration was denied on May 3, 2010. MBIA has answered some of the complaints, denying the material allegations, and is preparing to answer the others. MBIA is also preparing to answer amended versions of some of the complaints.

On March 12, 2010, the City of Phoenix, Arizona filed a complaint in the United States District Court for the District of Arizona against MBIA Corp., Ambac Assurance Corp. and Financial Guaranty Insurance Company relating to insurance premiums charged on municipal bonds issued by the City of Phoenix between 2004 and 2007. Plaintiff’s complaint alleges pricing discrimination under Arizona insurance law and unjust enrichment. MBIA Corp. filed its answer on May 28, 2010.

On April 5, 2010, Tri-City Healthcare District, a California public healthcare legislative district, filed a complaint in the Superior Court of California, County of San Francisco, against MBIA, MBIA Corp., National, certain MBIA employees (collectively for this paragraph, “MBIA”) and various financial institutions and law firms. Tri-City subsequently filed three amended complaints. The Third Amended Complaint, filed on January 26, 2011, purports to state 10 causes of action against MBIA for, among other things, fraud, negligent misrepresentation, breach of contract, breach of the implied covenant of good faith and fair dealing and violation of

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 11: Commitments and Contingencies (continued)

the California False Claims Act arising from Tri-City Healthcare District’s investment in auction rate securities. On February 17, 2011, MBIA filed its demurrer to the Third Amended Complaint. On March 24, 2011, the court sustained MBIA demurrers with respect to seven causes of action, most with leave to amend under certain circumstances, and one with prejudice. Certain MBIA employees named as individual defendants will be dismissed from the case.

On September 30, 2008, MBIA Corp. commenced an action in New York State Supreme Court, New York County, against Countrywide Home Loans, Inc., Countrywide Securities Corp. and Countrywide Financial Corp. (collectively, “Countrywide”). The complaint alleged that Countrywide fraudulently induced MBIA to provide financial guarantee insurance on securitizations of home equity lines of credit and closed-end second-liens by misrepresenting the true risk profile of the underlying collateral and Countrywide’s adherence to its strict underwriting standards and guidelines. The complaint also alleged that Countrywide breached its representations and warranties and its contractual obligations, including its obligation to cure or repurchase ineligible loans as well as its obligation to service the loans in accordance with industry standards. In an order dated July 8, 2009, the New York State Supreme Court denied Countrywide’s motion to dismiss in part, allowing the fraud cause of action to proceed against all three Countrywide defendants and the contract causes of action to proceed against Countrywide Home Loans, Inc. On August 24, 2009, MBIA Corp. filed an amended complaint, adding Bank of America and Countrywide Home Loans Servicing LP as defendants and identifying an additional five securitizations. On April 29, 2010, the court denied defendants’ motion to dismiss Bank of America and allowed MBIA Corp.’s claims for successor and vicarious liability to proceed against Bank of America, as well as upholding MBIA Corp.’s fraud claim. On May 28, 2010, defendants filed their notice of appeal with respect to the denial of the dismissal of MBIA Corp.’s claims for fraud and breach of the implied covenant of good faith and fair dealing. On June 11, 2010, MBIA Corp. filed its cross notice of appeal with respect to the dismissal of its claims of negligent misrepresentation and the limitation of its claim for breach of the implied covenant of good faith and fair dealing. Argument on the appeals was heard by the New York Supreme Court, Appellate Division, First Department on March 8, 2011 and a decision is pending. On December 22, 2010, the court granted MBIA Corp.’s motion in limine allowing it to offer evidence relating to statistically valid random samples of loans from each of the Countrywide securitizations in support of its contract and fraud cases of action for purposes of determining liability and damages. At a hearing on April 28, 2011, the court indicated that fact and expert discovery will close on November 18, 2011.

On July 10, 2009, MBIA Corp. commenced an action in Los Angeles Superior Court against Bank of America Corporation, Countrywide Financial Corporation, Countrywide Home Loans, Inc., Countrywide Securities Corporation, Angelo Mozilo, David Sambol, Eric Sieracki, Ranjit Kripalani, Jennifer Sandefur, Stanford Kurland, Greenwich Capital Markets, Inc., HSBC Securities (USA) Inc., UBS Securities, LLC, and various Countrywide-affiliated Trusts. The complaint alleges that Countrywide made numerous misrepresentations and omissions of material fact in connection with its sale of certain RMBS, including that the underlying collateral consisting of mortgage loans had been originated in strict compliance with its underwriting standards and guidelines. MBIA commenced this action as subrogee of the purchasers of the RMBS, who incurred severe losses that have been passed on to MBIA as the insurer of the income streams on these securities. On June 21, 2010, MBIA Corp. filed its second amended complaint. The court has allowed limited discovery to proceed while otherwise staying the case pending further developments in the New York Countrywide action described in the prior paragraph.

On October 15, 2008, MBIA Corp. commenced an action in the United States District Court for the Southern District of New York against Residential Funding Company, LLC (“RFC”). On December 5, 2008, a notice of voluntary dismissal without prejudice was filed in the Southern District of New York and the complaint was re-filed in the Supreme Court of the State of New York, New York County. The complaint alleges that RFC fraudulently induced MBIA Corp. to provide financial guarantee policies with respect to five RFC closed-end home equity second-lien and HELOC securitizations, and that RFC breached its contractual representations and warranties, as well as its obligation to repurchase ineligible loans, among other claims. On December 23, 2009, the court denied in part RFC’s motion to dismiss MBIA’s complaint with respect to MBIA’s fraud claims. On March 19, 2010, MBIA Corp. filed its amended complaint. On May 14, 2010, RFC filed a motion to dismiss only the renewed negligent misrepresentation claim, which was granted on November 8, 2010. On December 7, 2010, RFC filed its answer to the remaining claims in MBIA Corp.’s amended complaint.

On April 1, 2010, MBIA Corp. commenced an action in New York State Supreme Court, New York County, against GMAC Mortgage, LLC (“GMAC”). The complaint alleges fraud and negligent misrepresentation on the part of GMAC in connection with the procurement of financial guarantee insurance on three RMBS transactions, breach of GMAC’s representations and warranties and its contractual obligation to cure or repurchase ineligible loans and breach of the implied duty of good faith and fair dealing. On

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Note 11: Commitments and Contingencies (continued)

December 7, 2010, the court denied in part GMAC’s motion to dismiss allowing MBIA Corp. to proceed on its fraud and breach of contract claims. On January 5, 2011, GMAC filed its answer to the remaining causes of action in the complaint.

On December 14, 2009, MBIA Corp. commenced an action in New York State Supreme Court, New York County, against Credit Suisse Securities (USA) LLC, DLJ Mortgage Capital, Inc., and Select Portfolio Servicing Inc. (“Credit Suisse”). The complaint seeks damages for fraud and breach of contractual obligations in connection with the procurement of financial guarantee insurance on the Home Equity Mortgage Trust Series 2007-2 securitization. The complaint alleges, among other claims, that Credit Suisse falsely represented (i) the attributes of the securitized loans; (ii) that the loans complied with the governing underwriting guidelines; and (iii) that Credit Suisse had conducted extensive due diligence on the securitized loans to ensure compliance with the underwriting guidelines. The complaint further alleges that the defendants breached their contractual obligations to cure or repurchase loans found to be in breach of the representations and warranties applicable thereto and denied MBIA the requisite access to all records and documents regarding the securitized loans. On August 9, 2010, the court denied Credit Suisse’s motion to dismiss in part. On January 27, 2011, the court issued a ruling allowing MBIA Corp. a jury trial on its fraudulent inducement cause of action, which Credit Suisse is appealing. Briefing on the appeal of the foregoing jury trial issue was completed on April 29, 2011. On April 7, 2011, in light of its ruling in Ambac v. DLJ Mortgage; Index No. 600070/2011, Sup. Ct. (N.Y. County) dismissing Ambac’s fraud claim, the court indicated it is reconsidering its August 9, 2010 decision denying dismissal of MBIA Corp.’s fraudulent inducement cause of action.

On December 6, 2010, MBIA Corp., commenced an action in New York State Supreme Court, Westchester County, against Morgan Stanley, Morgan Stanley Capital Holdings LLC and Saxon Mortgage Services Inc. (collectively, “Morgan Stanley”). The complaint alleges fraud and breach of contract on the part of Morgan Stanley in connection with MBIA Corp.’s issuance of financial guarantee insurance on the MSM 2007-9SL Alt-A RMBS transaction and breach of Saxon Mortgage Inc.’s servicing obligations. On February 1, 2011, Morgan Stanley filed its motion to dismiss. Argument on the motion to dismiss was heard on April 22, 2011 and a decision is pending.

In its determination of expected ultimate insurance losses on financial guarantee contracts, MBIA has considered the probability of potential recoveries arising out of the contractual obligation by the sellers/servicers to repurchase or replace ineligible mortgage loans in certain second-lien mortgage securitizations, which include potential recoveries that may be affected by the legal actions against Countrywide, RFC, Credit Suisse, GMAC and Morgan Stanley. However, there can be no assurance that MBIA will prevail in these actions.

On April 30, 2009, MBIA Corp. and LaCrosse commenced an action in the New York State Supreme Court, New York County, against Merrill Lynch, Pierce, Fenner and Smith, Inc. and Merrill Lynch International. The complaint (amended on May 15, 2009) seeks damages in an as yet indeterminate amount believed to be in excess of several hundred million dollars arising from alleged misrepresentations and breaches of contract in connection with eleven CDS contracts pursuant to which MBIA wrote protection in favor of Merrill Lynch and other parties on a total of $5.7 billion in CDOs arranged and marketed by Merrill Lynch. The complaint also seeks rescission of the CDS contracts. On April 9, 2010, the court denied in part and granted in part Merrill Lynch’s motion to dismiss. On April 13, 2010, MBIA Corp. filed a notice of appeal with respect to the dismissal of its claims for fraud, negligent misrepresentation and breach of the implied covenant of good faith and fair dealing. Merrill Lynch filed its cross notice of appeal regarding the breach of contract claim that survived the motion to dismiss. On February 1, 2011, the New York Supreme Court, Appellate Division, First Department affirmed the lower court’s dismissal and reversed the lower court’s ruling relating to MBIA Corp.’s breach of contract claim. MBIA Corp. intends to seek leave to appeal the Appellate Division’s ruling to the New York State Court of Appeals. MBIA Corp. will also shortly file a request to file a second amended complaint.

On October 14, 2008, June 17, 2009 and August 25, 2009, MBIA Corp. submitted proofs of claim to the Federal Deposit Insurance Corporation (“FDIC”) with respect to the resolution of IndyMac Bank, F.S.B. for both pre- and post-receivership amounts owed to MBIA Corp. as a result of IndyMac’s contractual breaches and fraud in connection with financial guarantee insurance issued by MBIA Corp. on securitizations of home equity lines of credit. The proofs of claim were subsequently denied by the FDIC. MBIA Corp. has appealed the FDIC’s denial of its proofs of claim via a complaint, filed on May 29, 2009, against IndyMac Bank, F.S.B. and the FDIC, as receiver, in the United States District Court for the District of Columbia and alleges that IndyMac fraudulently induced MBIA Corp. to provide financial guarantee insurance on securitizations of home equity lines of credit by breaching contractual representations and warranties as well as negligently and fraudulently misrepresenting the nature of the loans in the securitization pools and IndyMac’s adherence to its strict underwriting standards and guidelines. On February 8, 2010, MBIA Corp. filed its amended complaint against the FDIC both in its corporate capacity and as conservator/receiver of IndyMac Federal Bank, F.S.B. for breach of its contractual obligations as servicer and seller for the IndyMac transactions at issue and for unlawful disposition of IndyMac Federal Bank, F.S.B.’s assets in connection with the FDIC’s resolution of IndyMac Bank, F.S.B. On May 21, 2010, the

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Note 11: Commitments and Contingencies (continued)

FDIC filed separate motions to dismiss both in its capacity as a corporate entity and as receiver/conservator. MBIA Corp. filed its opposition to the FDIC’s motions to dismiss on July 1, 2010. The FDIC’s replies were filed on July 30, 2010.

On September 22, 2009, MBIA Corp. commenced an action in Los Angeles Superior Court against IndyMac ABS, Inc., Home Equity Mortgage Loan Asset-Backed Trust, Series 2006-H4, Home Equity Mortgage Loans Asset-Backed Trust, Series INDS 2007-I, Home Equity Mortgage Loan Asset-Backed Trust, Series INDS 2007-2, Credit Suisse Securities (USA), L.L.C., UBS Securities, LLC, JPMorgan Chase & Co., Michael Perry, Scott Keys, Jill Jacobson, and Kevin Callan. The Complaint alleges that IndyMac Bank made numerous misrepresentations and omissions of material fact in connection with its sale of certain RMBS, including that the underlying collateral consisting of mortgage loans had been originated in strict compliance with its underwriting standards and guidelines. MBIA Corp. commenced this action as subrogee of the purchasers of the RMBS, who incurred severe losses that have been passed on to MBIA Corp. as the insurer of the income streams on these securities. On October 19, 2009, MBIA Corp. dismissed IndyMac ABS, Inc. from the action without prejudice. On October 23, 2009, defendants removed the case to the U.S. District Court for the Central District of California. On November 30, 2009, the IndyMac trusts were consensually dismissed from the litigation. On December 23, 2009, federal District Court Judge S. James Otero of the Central District of California granted MBIA Corp.’s motion to remand the case to Los Angeles Superior Court. On March 25, 2010, the case was reassigned to Judge Carl West. On June 4, 2010, defendants filed their Answers and Motion for Judgment on the Pleadings. MBIA Corp.’s opposition was filed on June 23, 2010. On August 3, 2010, the court denied defendants Motion for Judgment on the Pleadings in its entirety. Phased discovery has begun.

On December 9, 2009, MBIA Corp. and LaCrosse commenced an action in United States District Court for the Southern District of New York against Cooperatieve Centrale Raiffeisen Boerenleenbank B.A. (“Rabobank”), The Bank of New York Mellon Trust Company, N.A., as Trustee (“Bank of New York Mellon”), and Paragon CDO Ltd. MBIA, as controlling class under the relevant Indenture, commenced the action seeking declaratory relief and damages for breach of contract and negligence relating to the improper sale of certain reference obligations in the Paragon CDO portfolio pool. On January 15, 2010, Rabobank and The Bank of New York Mellon filed their answers. On February 16, 2010, Paragon CDO Ltd. was dismissed from the case with prejudice. On April 16, 2010, Rabobank and Bank of New York Mellon filed respective pleadings opposing MBIA Corp.’s motion for summary judgment and in support of their own cross-motions for summary judgment. On March 25, 2011, the court denied summary judgment to defendants on plaintiffs’ claim for breach of contract that it failed to provide proper notice of the sale of the reference obligations at issue, denied plaintiffs’ motion for summary judgment and granted summary judgment to defendants on plaintiffs’ remaining claims. Discovery will now commence on plaintiffs’ surviving claim.

On March 11, 2009, a complaint was filed in the United States District Court of the Southern District of New York against MBIA, MBIA Corp. and National, entitled Aurelius Capital Master, Ltd. et al. v. MBIA Inc. et al., 09-cv-2242 (S.D.N.Y.). The lead plaintiffs, Aurelius Capital Master, Ltd., Aurelius Capital Partners, LP, Fir Tree Value Master Fund, L.P., Fir Tree Capital Opportunity Master Fund, L.P., and Fir Tree Mortgage Opportunity Master Fund, L.P. (the “Aurelius Plaintiffs”), purport to be acting as representatives for a class consisting of all holders of securities, instruments, or other obligations for which MBIA Corp., before February 18, 2009, issued financial guarantee insurance other than United States municipal/governmental bond securities. The complaint alleges that certain of the terms of the transactions entered into by MBIA Corp., which were approved by the New York State Department of Insurance, constituted fraudulent conveyances under §§ 273, 274 and 276 of New York Debtor and Creditor Law and a breach of the implied covenant of good faith and fair dealing under New York common law. The Complaint seeks, inter alia, (a) a declaration that the alleged fraudulent conveyances are null and void and set aside, (b) a declaration that National Public Finance Guarantee Corporation (“National”) is responsible for the insurance policies issued by MBIA Corp. up to February 17, 2009, and (c) an award of damages in an unspecified amount together with costs, expenses and attorneys’ fees in connection with the action. On February 11, 2010, Judge Sullivan entered an order denying MBIA’s motion to dismiss. On January 20, 2011, in light of the Appellate Division of the New York State Supreme Court’s order dismissing the ABN AMRO Bank N.V. et al. v. MBIA Inc. et al. discussed below, Judge Sullivan stayed this action pending plaintiffs appeal to the New York State Court of Appeals.

On April 6, 2009, a complaint was filed in the Court of Chancery for the State of Delaware entitled Third Avenue Trust and Third Avenue Variable Series Trust v. MBIA Insurance Corp. and MBIA Insurance Corp. of Illinois, CA 4486-UCL. Plaintiffs allege that they are holders of approximately $400 million of surplus notes issued by MBIA Corp. (for purposes of this section, the “Notes”) in January 2008. The complaint alleges (Count I) that certain of the Transactions breached the terms of the Notes and the Fiscal Agency Agreement dated January 16, 2008 pursuant to which the Notes were issued. The complaint also alleges that certain transfers under the Transactions were fraudulent in that they allegedly left MBIA Corp. with “unreasonably small capital” (Count II), “insolvent” (Count III), and were made with an “actual intent to defraud” (Count IV). The complaint seeks a judgment (a) ordering the defendants to unwind the Transactions (b) declaring that the Transactions constituted a fraudulent conveyance, and (c) damages in an unspecified amount. On October 28, 2009, Vice Chancellor Strine entered an order dismissing the case without prejudice. On December 21, 2009,

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 11: Commitments and Contingencies (continued)

plaintiffs re-commenced the action in New York State Supreme Court. On February 10, 2011, the New York County Commercial Division announced that Hon. O. Peter Sherwood has been assigned to the case to replace Justice Yates, who has resigned. On March 15, 2011, Justice Sherwood recused himself and the case is now assigned to Justice Barbara Kapnick.

On May 13, 2009, a complaint was filed in the New York State Supreme Court against MBIA, MBIA Corp. and National, entitled ABN AMRO Bank N.V. et al. v. MBIA Inc. et al. The plaintiffs, a group of domestic and international financial institutions, purport to be acting as holders of insurance policies issued by MBIA Corp. directly or indirectly guaranteeing the repayment of structured finance products. The complaint alleges that certain of the terms of the transactions entered into by MBIA, which were approved by the New York State Department of Insurance, constituted fraudulent conveyances and a breach of the implied covenant of good faith and fair dealing under New York law. The complaint seeks a judgment (a) ordering the defendants to unwind the Transactions, (b) declaring that the Transactions constituted a fraudulent conveyance, (c) declaring that MBIA and National are jointly and severally liable for the insurance policies issued by MBIA Corp., and (d) ordering damages in an unspecified amount. On February 17, 2010, the court denied defendants’ motion to dismiss. On January 11, 2011, the Appellate Division of the New York State Supreme Court reversed the lower court’s ruling and dismissed the complaint. On January 20, 2011, plaintiffs appealed to the New York State Court of Appeals and argument has been scheduled for May 31, 2011. On February 10, 2011, the New York County Commercial Division announced that Hon. O. Peter Sherwood has been assigned to the case to replace Justice Yates, who has resigned. On March 15, 2011, Justice Sherwood recused himself and the case is now assigned to Justice Barbara Kapnick. Seven of the original nineteen plaintiffs have dismissed their claims, several of which dismissals were related to the commutation of certain of their MBIA Corp. insured exposures.

On June 15, 2009, the same group of 19 domestic and international financial institutions who filed the above described plenary action in New York State Supreme Court filed a proceeding pursuant to Article 78 of New York’s Civil Practice Law & Rules in New York State Supreme Court, entitled ABN AMRO Bank N.V. et al. v. Eric Dinallo, in his capacity as Superintendent of the New York State Insurance Department, the New York State Insurance Department, MBIA Inc. et al. In its motions to dismiss the three above-referenced plenary actions, MBIA argued that an Article 78 proceeding is the exclusive forum in which a plaintiff may raise any challenge to the Transformation approved by the Superintendent of the Department of Insurance. The petition seeks a judgment (a) declaring void and to annul the approval letter of the Superintendent of the Department of Insurance, (b) to recover dividends paid in connection with the Transactions, (c) declaring that the approval letter does not extinguish plaintiffs’ direct claims against MBIA in the plenary action described above. MBIA and the New York State Insurance Department filed their answering papers to the Article 78 Petition on November 24, 2009 and argued that based on the record and facts, approval of Transformation and its constituent transactions was neither arbitrary nor capricious nor in violation of New York Insurance Law. As described above, seven of the original nineteen plaintiffs have dismissed their claims. Submission of all papers relating to the original petition are scheduled to be completed by October 31, 2011. On February 10, 2011, the New York County Commercial Division announced that Hon. O. Peter Sherwood has been assigned to the case to replace Justice Yates, who has resigned. On March 15, 2011, Justice Sherwood recused himself and the case is now assigned to Justice Barbara Kapnick.

On October 22, 2010, a similar group of domestic and international financial institutions who filed the above described Article 78 proceeding and related plenary action in New York State Supreme Court filed an additional proceeding pursuant to Article 78 of New York’s Civil Practice Law & Rules in New York State Supreme Court, entitled Barclays Bank PLC et. al. v. James Wrynn, in his capacity as Superintendent of the New York State Insurance Department, the New York State Insurance Department, MBIA Inc. et al. This petition challenges the New York State Insurance Department’s June 22, 2010 approval of National’s restatement of earned surplus. On February 10, 2011, the New York County Commercial Division announced that Hon. O. Peter Sherwood has been assigned to the case to replace Justice Yates, who has resigned. On March 15, 2011, Justice Sherwood recused himself and the case is now assigned to Justice Barbara Kapnick. The proceeding is currently stayed.

MBIA and MBIA Corp. are defending against the aforementioned actions in which they are a defendant and expect ultimately to prevail on the merits. There is no assurance, however, that they will prevail in these actions. Adverse rulings in these actions could have a material adverse effect on MBIA Corp.’s ability to implement its strategy and on its business, results of operations and financial condition.

There are no other material lawsuits pending or, to the knowledge of MBIA Corp., threatened, to which MBIA Corp. or any of its subsidiaries is a party.

Note 12: Subsequent Events

Refer to “Note 11: Commitments and Contingencies” for information about legal proceedings that developed after March 31, 2011.